File No. 030-00344


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM U-5S
                                  ANNUAL REPORT



                      For the year ended December 31, 2003


        Filed Pursuant to the Public Utility Holding Company Act of 1935

                                       by




                               KEYSPAN CORPORATION

              175 East Old Country Road, Hicksville, New York 11801
                 One MetroTech Center, Brooklyn, New York 11201

KEYSPAN CORPORATION

FORM U-5S - ANNUAL REPORT

For the Year Ended December 31, 2003


                                TABLE OF CONTENTS




ITEM 1.    SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
               DECEMBER 31, 2003

ITEM 2.    ACQUISITIONS OR SALES OF UTILITY ASSETS

ITEM 3.    ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
               SYSTEM SECURITIES

ITEM 4.    ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
                SECURITIES

ITEM 5.    INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

ITEM 6.    OFFICERS AND DIRECTORS

ITEM 7.    CONTRIBUTIONS AND PUBLIC RELATIONS

ITEM 8.    SERVICE, SALES AND CONSTRUCTION CONTRACTS

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS

 ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2003


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of   Issuer Book       Owner's           Type of Business
                                               Shares             Voting         Value        Book Value
                                                                Power and       ($000)          ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
KeySpan Corporation                            N/A                   N/A           N/A             N/A          Registered holding
                                                                                                                company

  KeySpan Gas East Corporation d/b/a           100                   100        807,980             807,980     gas utility company
  KeySpan Energy Delivery Long Island
  Unsecured debt                                                                650,904             650,904

    Boundary Gas, Inc. (1)                     3.019                 3.019            1                   1      Rule 58 company
                                                                                                                 (gas related)

  KeySpan Corporate Services LLC (2)           N/A                   100         37,727              37,727      service company
  Unsecured debt                                                                348,044             348,044

  KeySpan Utility Services LLC (2)             N/A                   100         (2,023)             (2,023)     service company
  Unsecured debt                                                                 10,126              10,126

  KeySpan Generation LLC (2)                   N/A                   100        360,042             360,042      electric utility
  Unsecured debt                                                                271,150             271,150      company

     KeySpan-Glenwood Energy
     Center, LLC (2)                           N/A                   100         33,537              33,537      EWG
     Unsecured debt
                                                                                 51,910              51,910

     KeySpan-Port Jefferson Energy
     Center, LLC (2)                           N/A                   100         22,537              22,537      EWG
     Unsecured debt                                                              73,355              73,355

  KeySpan Electric Services, LLC (2)           N/A                   100         61,011              61,011      Rule 58 company
  Unsecured debt                                                                 39,467              39,467      (energy related)

  KeySpan Energy Trading Services LLC (2)      N/A                   100         14,232              14,232      Rule 58 company
  Unsecured debt                                                                  4,857               4,857      (energy related)

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of      Issuer Book       Owner's          Type of Business
                                               Shares             Voting           Value        Book Value
                                                                Power and          ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
   KeySpan Exploration and
   Production LLC (2)                             N/A               100               25,051         25,051     Rule 58 Company
                                                                                                                (gas related)

   KeySpan Engineering & Survey, Inc.             300               100                  464            464     service company

   KeySpan Insurance Company                      1,000             100                8,000          8,000     non-utility
                                                                                                                subsidiary

   KeySpan-Ravenswood, LLC (2)                    200               100              193,601        193,601     EWG
   Unsecured debt                                                                    100,000        100,000

    KeySpan Energy Corporation                    100               100            1,402,332      1,402,332     exempt holding
    Unsecured debt                                                                 1,220,064      1,220,064     company

       The Brooklyn Union Gas Co.                 50,611,215        100              861,163        861,163      gas utility company
       d/b/a KeySpan Energy
       Delivery New York
       Unsecured debt                                                                645,776        645,776

          North East Transmission Co., Inc.       100               100               44,353         44,353     Rule 58 company
                                                                                                                (energy related)

             Iroquois Gas Transmission            N/A               18.49            239,875         44,353     Rule 58 company
             System, L.P.  (1) (3)                                                                              (gas related)

                 Iroquois Pipeline                100               100% by                A              A     Rule 58 company
                 Operating Company (1)                              Iroquois Gas                                (gas related)
                                                                    Transmission
                                                                    System, L.P.

          Boundary Gas, Inc. (1)                  36.09             36.09                  2              2     Rule 58 company
                                                                                                                (energy related)

            Alberta Northeast Gas, Ltd. (1)       223               28.1                   1              1     Rule 58 company
                                                                                                                (energy related)

         KeySpan Natural Fuels, LLC (1) (2)       N/A               0                      0              0     Rule 58 company
                                                                                                                (energy related)

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of         Issuer Book       Owner's        Type of Business
                                               Shares             Voting             Value         Book Value
                                                                Power and            ($000)          ($000)
                                                                Ownership
                                                                 Interest
----------------------------------------------------------------------------------------------------------------------------------
 Island Energy Services Company, Inc. *          1,000            100                     93                93       non-utility
                                                                                                                     subsidiary

 Marquez Development Corp. *                     4                100                 (6,633)           (6,633)      non-utility
                                                                                                                     subsidiary

 THEC Holdings Corp.                             100              100                409,605           409,605       non-utility
                                                                                                                     holding company

    The Houston Exploration Co.                  30,585,635       56                 763,739           409,605       Rule 58 company
    Unsecured debt                                                                   302,000           169,120       (gas related)

         Seneca-Upshur Petroleum Company, Inc.   100              100% by             15,941            15,941       Rule 58 company
                                                                  Houston                                            (gas related)
                                                                  Exploration

  GEI Development Corp. *                        100              100                 (4,056)           (4,056)      non-utility
                                                                                                                     subsidiary

  KeySpan Energy Development Corporation         100              100                324,032           324,032       non-utility
  Unsecured debt                                                                         646               646       holding company

    Broken Bridge Corp.                          10,000           100                    403               403       non-utility
                                                                                                                     company

    KeySpan North East Ventures, Inc.            1,500            100                  6,057             6,057       non-utility
                                                                                                                     holding company

         Northeast Gas Markets, LLC (2)          N/A              90                   2,000             2,000       Rule 58 company
                                                                                                                     (gas related)

    KeySpan Islander East Pipeline, LLC (2)      N/A              100                 16,290            16,290       Rule 58 company
                                                                                                                     (gas related)

         Islander East Pipeline
         Company, LLC (2)                        N/A              50                  34,323            16,290       Rule 58 company
                                                                                                                     (gas related)

    Honeoye Storage Corporation                  10,427           52.2                 3,636             1,891       Rule 58 company
                                                                                                                     (gas related)

    Adrian Associates L.P. (3)                   N/A              33                       0                 0       Rule 58 company
                                                                                                                     (gas related)

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of         Issuer Book       Owner's       Type of Business
                                               Shares             Voting             Value         Book Value
                                                                Power and            ($000)          ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
          Arlington Associates L.P. (3)              N/A              99               6,306             6243    Rule 58 company
                                                                                                                 (gas related)

                 Steuben Gas Storage Company         __               50              12,196            6,098    Rule 58 company
                                                                                                                 (gas related)

 KeySpan International Corporation                   10               100             57,446           57,446    non-utility holding
                                                                                                                 company

          KeySpan C.I., LTD                          10               100             56,732           56,732    international
                                                                                                                 non-utility
                                                                                                                 holding company

                Premier Transmission
                Limited (1)                          219,537          24.5            33,495            8,206   international non-
                                                                                                                 utility subsidiary

                KeySpan UK Limited                   100              100             33,257           33,257    international non-
                                                                                                                 utility subsidiary

                    Premier Transmission
                    Limited (1)                      210,927          25.5            33,495            8,541    international non-
                                                                                                                 utility subsidiary

      KeySpan C.I. II, LTD                           10               100                717              717    international non-
                                                                                                                 utility subsidiary

                Grupo KeySpan, S. de R.L. de C.V.    99.9             99.9               717              717    international non-
                                                                                                                 utility subsidiary

 KeySpan Midstream, LLC (2)                          N/A              100            235,908          235,908    non-utility holding
                                                                                                                 company

      KeySpan CI Midstream Limited                   500              100            232,232          232,232    international
                                                                                                                 non-utility
                                                                                                                 holding company

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of         Issuer Book       Owner's       Type of Business
                                               Shares             Voting             Value         Book Value
                                                                Power and            ($000)          ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
  KeySpan Luxembourg S.A.R.L.                   100                 100                16,405           16,405    international
  Unsecured debt                                                                      114,553          114,553    non-utility
                                                                                                                  holding company

      Nicodama Beheer V.B.V.                    400                 100                78,251           78,251    international
      Unsecured debt                                                                  114,553          114,553    non-utility
                                                                                                                  holding company

         KeySpan Energy Development Co.         100                 100                79,868           79,868    international
         Unsecured debt                                                               114,553          114,553    non-utility
                                                                                                                  holding company

            KeySpan Energy                      N/A                 10.4              314,390           32,697    international
            Canada Partnership (1)(4)                                                                             non-utility
            Unsecured debt                                                             26,344            2,740    subsidiary

               KeySpan Energy Canada, Inc.      100                 100                     6                6    international
                                                                                                                  non-utility
                                                                                                                  subsidiary

                  KeySpan Energy Canada         N/A                 0.005             314,390            1,571    international
                  Partnership (1) (4)                                                                             non-utility
                  Unsecured debt                                                       26,344              131    subsidiary

               KeySpan Energy Facilities        100                 100                 5,700            5,700    international
               Limited                                                                                            non-utility
               Unsecured debt                                                          88,209           88,209    subsidiary

                 Rimbey Pipe Line Co.           45.3                45.3               17,881           17,881    international
                                                                                                                  non-utility
                                                                                                                  subsidiary

             KeySpan Production Ltd.            100                  100              23,269            23,269    international
             (f/k/a Solex Production Ltd.)                                                                        non-utility
                                                                                                                  subsidiary

               KeySpan Energy Canada            N/A                 14.6              314,390           45,900   international
               Partnership (1) (4)                                                                               non-utility
               Unsecured debt                                                          26,344            3,846   subsidiary

             KeySpan Canada Management          25,000                25                    A                A   international
             Ltd.                                                                                                non-utility
                                                                                                                 subsidiary

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of           Issuer Book      Owner's       Type of Business
                                               Shares             Voting               Value        Book Value
                                                                Power and              ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
                       KeySpan Energy Canada     N/A                .005                314,390         1,572    international
                       Partnership (1) (4)                                                                       non-utility
                       Unsecured debt                                                    26,344           131    subsidiary

      KeySpan IGTS Corp.                         40                  100                  3,705         3,705    Rule 58 company
      (f/k/a LILCO Energy Systems, Inc.)                                                                         (energy related)

         Iroquois Gas Transmission
         System, L.P. (1) (3)                    N/A                 1%                 370,500         3,705    Rule 58 company
                                                                                                                 (energy related)

            Iroquois Pipeline Operating          100                 100% by                  A             A    Rule 58 company
            Company (1)                                              Iroquois Gas                                (energy related)
                                                                     Transmission
                                                                     System, L.P.

        KeySpan Natural Fuels, LLC (1) (2)       N/A                 1                        0             0    Rule 58 company
                                                                                                                 (energy related)

       KeySpan LNG GP, LLC (2)                   N/A                 100%                    64            64    Rule 58 company
                                                                                                                 (energy related)

          KeySpan LNG, L.P. (1) (3)              N/A                 .5%                 29,909           149    Rule 58 company
                                                                                                                 (energy related)

       KeySpan LNG LP, LLC (2)                   N/A                 100%                12,926        12,926    Rule 58 company
                                                                                                                 (energy related)

          KeySpan LNG, L.P. (3)                  N/A                 99.5%               29,909        29,760    Rule 58 company
                                                                                                                 (energy related)

  KeySpan Ravenswood Services Corp.              200                 100                    399           399    Rule 58 company
                                                                                                                 (energy related)

   KeySpan Services, Inc.                        100                 100                 96,455        96,455    non-utility holding
   Unsecured debt                                                                       157,735       157,735    company

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of           Issuer Book      Owner's       Type of Business
                                               Shares             Voting               Value        Book Value
                                                                Power and              ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
  KeySpan Business Solutions, LLC (2)            N/A                100                 36,946           36,946     non-utility
  Unsecured debt                                                                        102,835         102,835     holding company

       Delta KeySpan, LLC (2)                    N/A                100                  8,001            8,001     Rule 58 company
       Unsecured debt                                                                    7,120            7,120     (energy related)

       Granite State Plumbing &                  N/A                100                    485              485     Rule 58 company
       Heating, LLC (2)                                                                                             (energy related)
       Unsecured debt                                                                      700              700

       Northern Peabody, LLC (2)                 N/A                100                    849              849     Rule 58 company
       Unsecured debt                                                                    1,100            1,100     (energy related)

       KeySpan Energy Management, LLC (2)        N/A                100                 37,463           37,463     Rule 58 company
                                                                                                                    (energy related)

          Metro Energy LLC (2) (5)               N/A                100                 14,856           14,856     Rule 58 company
                                                                                                                    (energy related)

          R.D. Mortman, LLC (2)                  N/A                100                  8,537            8,537     non-utility
                                                                                                                    subsidiary

      WDF Inc.                                   200                100               (63,173)         (63,173)     Rule 58 company
      Unsecured debt                                                                   37,865           37,865      (energy related)

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of           Issuer Book      Owner's       Type of Business
                                               Shares             Voting               Value        Book Value
                                                                Power and              ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
              KSI Contracting, LLC (2)              N/A            100                    __              __       non-utility
                                                                                                                   subsidiary

              KSI Electrical, LLC (2)               N/A            100                (2,491)         (2,491)      non-utility
                                                                                                                   subsidiary

              KSI Mechanical, LLC (2)               N/A            100               (88,852)        (88,852)      non-utility
                                                                                                                   subsidiary

     Binsky & Snyder Service, LLC (2)               N/A            100                 1,559           1,559       Rule 58 company
                                                                                                                   (energy related)

     Binsky & Snyder, LLC (2)                       N/A            100                24,274          24,274       Rule 58 company
     Unsecured debt                                                                   22,500          22,500       (energy related)

            Binsky & Snyder Plumbing, LLC (2)       N/A            100                     1               1       Rule 58 company
                                                                                                                   (energy related)

     Paulus, Sokolowski and Sartor, LLC (2)         N/A            100                38,164          38,164       Rule 58 company
     Unsecured debt                                                                   33,550          33,550       (energy related)

             KeySpan Engineering Associates, Inc.   28,934         100                (1,443)         (1,443)      non-utility
                                                                                                                   subsidiary

            Bard, Rao & Athanas Consulting          N/A            100               23,284           23,284       non-utility
            Engineers, LLC (2) (6)                                                                                 subsidiary
            Unsecured debt                                                           12,250           12,250

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of           Issuer Book      Owner's       Type of Business
                                               Shares             Voting               Value        Book Value
                                                                Power and              ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
    KeySpan Communications Corp.                     200           100                   8,459           8,459     non-utility
    Unsecured debt                                                                      20,000          20,000     subsidiary

    KeySpan Energy Supply, Inc.                      100           100                  51,317          51,317     Rule 58 company
    Unsecured debt                                                                      15,000          15,000     (energy related)

    KeySpan Home Energy Services, LLC (2)            N/A           100                  42,971          42,971     non-utility
    Unsecured debt                                                                      19,900          19,900     subsidiary

              KeySpan Energy Services, Inc.          100           100                  27,665          27,665     Rule 58 company
                                                                                                                   (energy related)

              KeySpan Energy Solutions, LLC (2)      N/A           100                 (4,589)         (4,589)     Rule 58 company
              Unsecured debt                                                            4,000           4,000      (energy related)

                  KeySpan Plumbing Solutions,        10            100                  1,314           1,314      Rule 58 company
                  Inc.                                                                                             (energy related)

                   KeySpan Plumbing & Heating        N/A           100                    (81)            (81)     Rule 58 company
                   Solutions, LLC (2)                                                                              (energy related)

                KeySpan Home Energy Services         N/A           100                 10,462          10,462      Rule 58 company
                (New England), LLC (2)                                                                             (energy related)

           Fritze KeySpan, LLC (2)                   N/A           100                  9,433           9,433      Rule 58 company
           Unsecured debt                                                              15,900          15,900      (energy related)

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of           Issuer Book      Owner's       Type of Business
                                               Shares             Voting               Value        Book Value
                                                                Power and              ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
                 Active Conditioning, LLC (2)         2,500           100                1,309          1,309      Rule 58 company
                 Unsecured debt                                                          1,400          1,400      (energy related)

         KeySpan Technologies Inc.                    200             100              (6,785)        (6,785)      Rule 58 company
                                                                                                                   (energy related)

          MyHomeGate, Inc.                            100             100                   __             __      Rule 58 company
                                                                                                                   (energy related)

          KeySpan Telemetry Solutions, LLC (2)        N/A             100                   __             __      Rule 58 company
                                                                                                                   (energy related)

          Enporian, Inc.                              2,139,000       11.56                  A              A      Rule 58 company
                                                                                                                   (energy related)

        KeySpan MHK, Inc.                             100             100                  464            464      ETC

         myHomeKey.com, Inc.                          __              18.2                   A              A      ETC

   KSNE, LLC (2)                                      N/A             100                    0              0      Rule 58 company
                                                                                                                   (energy related)

     KeySpan New England, LLC (1) (2)                 N/A             1              1,481,178         14,812      exempt holding
                                                                                                                   company

   KeySpan New England, LLC (1) (2)                   N/A             99                                           Rule 58 company
   Unsecured debt                                                                    1,481,178      1,466,366      (energy related)

         EnergyNorth Natural Gas, Inc.                120,000         100              158,193        158,193      gas utility
         Unsecured debt                                                                 79,853         79,853      company

            Alberta Northeast Gas Ltd. (1)            12              1.5                    0              0      Rule 58 company
                                                                                                                   (energy related)

         Transgas, Inc.                               32,000          100               12,460         12,460      Rule 58 company
                                                                                                                   (gas related)

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of           Issuer Book      Owner's       Type of Business
                                               Shares             Voting               Value        Book Value
                                                                Power and              ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
     Boston Gas Company d/b/a KeySpan         514,184              100                 844,954         844,954      gas utility
     Energy Delivery New England                                                                                    company
     Unsecured debt                                                                    671,672         671,672

        Boundary Gas, Inc. (1)                12.6                 12.6                      0               0      Rule 58 company
                                                                                                                    (energy related)

 Colonial Gas Company d/b/a KeySpan           100                  100                 429,422         429,422      gas utility
 Energy Delivery  New England                                                                                       company
 Unsecured debt                                                                        159,060         159,060

       Essex Gas Company d/b/a KeySpan        100                  100                  71,167          71,167      gas utility
       Energy Delivery New England                                                                                  company
       Unsecured debt                                                                  118,092         118,092

          Boundary Gas, Inc. (1)              1.94                 1.94                      0               0      Rule 58 company
                                                                                                                    (energy related)

        Alberta Northeast Gas, Ltd.           3.74                 3.74                      0               0      Rule 58 company
                                                                                                                    (energy related)

       Eastern Associated Securities Corp.*   100                  100                 (7,035)         (7,035)      non-utility
                                                                                                                    subsidiary
                                                                                                                    (SEC reserved
                                                                                                                     jurisdiction)

       Eastern Energy Systems Corp.*          100                  100                 (3,018)         (3,018)      non-utility
                                                                                                                    subsidiary

       Eastern Rivermoor Company, Inc.*       100                  100                   (133)           (133)      non-utility
                                                                                                                    subsidiary

       Eastern Urban Services, Inc.*          100                  100                 (4,891)         (4,891)      non-utility
                                                                                                                    subsidiary
                                                                                                                    (SEC reserved
                                                                                                                     jurisdiction)

       Mystic Steamship Corporation*          10                   100                   (746)           (746)      non-utility
                                                                                                                    company

------------------------------------------------------------------------------------------------------------------------------------
Name of Company                           Number of Common      Percent of           Issuer Book      Owner's       Type of Business
                                               Shares             Voting               Value        Book Value
                                                                Power and              ($000)         ($000)
                                                                Ownership
                                                                 Interest
------------------------------------------------------------------------------------------------------------------------------------
     PCC Land Company, Inc.                  5,000                   100               1,995             1,995      non-utility
                                                                                                                    company
                                                                                                                    (SEC reserved
                                                                                                                     jurisdiction)

     Philadelphia Coke Co., Inc.*            1,000                   100             (1,776)           (1,776)      non-utility
                                                                                                                    company

     Western Associated Energy Corp.*        100                     100                   0                 0      non-utility
                                                                                                                    company


     N/A means not applicable

     - means the information is not known or unavailable

     * means the company is inactive

     "A" means this entity is not 50% or greater owned by KeySpan and therefore the information can not be obtained without unreasonable effort or expense.

FOOTNOTES TO ITEM 1

(1) Subsidiaries of more than one system company are:

System Company                         System Company Owners                                 Investment by Owners
--------------                         ---------------------                                 --------------------
Boundary Gas, Inc.                     36.09% by The Brooklyn Union Gas Co.                  Reported above (Item 1 of the Form U5S)
                                       d/b/a KeySpan Energy Delivery  New York

                                       12.6% by Boston Gas Company d/b/a                     Reported above (Item 1 of the Form U5S)
                                       KeySpan Energy Delivery New England

                                       3.019% by KeySpan Gas East Corporation                Reported above (Item 1 of the Form U5S)
                                       d/b/a KeySpan Energy Delivery Long Island

                                       1.94% by Essex Gas Company d/b/a KeySpan              Reported above (Item 1 of the Form U5S)
                                       Energy Delivery New England


Iroquois Gas Transmissions             18.49% by The Brooklyn Union Gas Co.                  Reported above (Item 1 of the Form U5S)
 Systems, L.P.                         d/b/a KeySpan Energy Delivery New York

                                       1% by KeySpan IGTS Corp.                              Reported above (Item 1 of the Form U5S)

Iroquois Pipeline Operating            100% by Iroquois Gas Transmission                     Reported above (Item 1 of the Form U5S)
 Company                               System, L.P.

Alberta Northeast Gas, Ltd.            28.1% by The Brooklyn Union Gas Co.                   Reported above (Item 1 of the Form U5S)
                                        d/b/a KeySpan Energy Delivery New York

                                       3.74% by Essex Gas Company d/b/a                      Reported above (Item 1 of the Form U5S)
                                       KeySpan Energy Delivery New England

                                       1.5% by EnergyNorth Natural Gas, Inc.                 Reported above (Item 1 of the Form U5S)
                                       d/b/a KeySpan Energy Delivery New England

KeySpan Natural Fuels, LLC             99% by KeySpan Energy Corporation                     Reported above (Item 1 of the Form U5S)

                                       1% by KeySpan Energy Development Corporation          Reported above (Item 1 of the Form U5S)

Premier Transmission Limited           24.5% by KeySpan C.I., Ltd.                           Reported above (Item 1 of the Form U5S)

                                       25.5% by KeySpan UK Limited                           Reported above (Item 1 of the Form U5S)


                                       13



System Company                          System Company Owners                                Investment by Owners
--------------                          ---------------------                                --------------------

KeySpan Energy Canada Partnership       10.4% by KeySpan Energy Development Co.              Reported above (Item 1 of the Form U5S)

                                        .005% by KeySpan Energy Canada, Inc.                 Reported above (Item 1 of the Form U5S)

                                        14.6% by KeySpan Production Ltd.                     Reported above (Item 1 of the Form U5S)

                                        .005% by KeySpan Canada Management Ltd.              Reported above (Item 1 of the Form U5S)

KeySpan New England, LLC                99% by KeySpan Corporation                           Reported above (Item 1 of the Form U5S)

                                        1% by KSNE                                           Reported above (Item 1 of the Form U5S)

KeySpan LNG, L.P.                       99.5% by KeySpan LNG LP, LLC                         Reported above (Item 1 of the Form U5S)

                                        .5% by KeySpan LNG GP, LLC                           Reported above (Item 1 of the Form U5S)



(2) Subsidiaries that are organized as limited liability companies are:



Name of Subsidiary                           Type of Organizational Structure             Equity Investment
------------------                           --------------------------------             -----------------
KeySpan Corporate Services LLC               Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Utility Services LLC                 Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Generation LLC                       Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Electric Services, LLC               Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Energy Trading Services LLC          Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Natural Fuels, LLC                   Limited liability company                    Reported above (Item 1 of the Form U5S)

Northeast Gas Markets, LLC                   Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Islander East Pipeline, LLC          Limited liability company                    Reported above (Item 1 of the Form U5S)


                                       14


Islander East Pipeline Company, LLC          Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Midstream, LLC                       Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan-Glenwood Energy Center, LLC          Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan-Port Jefferson Energy Center, LLC    Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Exploration and Production LLC       Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Business Solutions, LLC              Limited liability company                    Reported above (Item 1 of the Form U5S)

Delta KeySpan, LLC                           Limited liability company                    Reported above (Item 1 of the Form U5S)

Granite State Plumbing & Heating, LLC        Limited liability company                    Reported above (Item 1 of the Form U5S)

Northern Peabody, LLC                        Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Energy Management, LLC               Limited liability company                    Reported above (Item 1 of the Form U5S)

Metro Energy LLC                             Limited liability company                    Reported above (Item 1 of the Form U5S

R.D. Mortman, LLC                            Limited liability company                    Reported above (Item 1 of the Form U5S)

KSI Contracting, LLC                         Limited liability company                    Reported above (Item 1 of the Form U5S)

KSI Electrical, LLC                          Limited liability company                    Reported above (Item 1 of the Form U5S)

KSI Mechanical, LLC                          Limited liability company                    Reported above (Item 1 of the Form U5S)

Binsky & Snyder Service, LLC                 Limited liability company                    Reported above (Item 1 of the Form U5S)

Binsky & Snyder, LLC                         Limited liability company                    Reported above (Item 1 of the Form U5S)

Binsky & Snyder Plumbing, LLC                Limited liability company                    Reported above (Item 1 of the Form U5S)

Paulus, Sokolowski and Sartor, LLC           Limited liability company                    Reported above (Item 1 of the Form U5S)

Bard, Rao & Athanas Consulting
 Engineers, LLC                              Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Home Energy Services, LLC            Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Energy Solutions, LLC                Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Plumbing & Heating Solutions, LLC    Limited liability company                    Reported above (Item 1 of the Form U5S)


                                       15


KeySpan Home Energy Services
 (New England), LLC                          Limited liability company                    Reported above (Item 1 of the Form U5S)

Fritze KeySpan, LLC                          Limited liability company                    Reported above (Item 1 of the Form U5S)

Active Conditioning, LLC                     Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan Telemetry Solutions, LLC             Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan LNG GP, LLC                          Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan LNG LP, LLC                          Limited liability company                    Reported above (Item 1 of the Form U5S)

KSNE, LLC                                    Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan New England, LLC                     Limited liability company                    Reported above (Item 1 of the Form U5S)

KeySpan-Ravenswood, LLC                      Limited liability company                    Reported above (Item 1 of the Form U5S)


(3) The following entities are organized as limited partnerships:

Name of Subsidiary                                  Type of Organizational Structure            Equity Investment
------------------                                  --------------------------------            -----------------
Iroquois Gas Transmission System, L.P.              Limited partnership                         Reported above (Item 1 of the
                                                                                                Form U5S)

                                                    The names and percent of voting
                                                    power and ownership interest
                                                    of the partners are:

                                                    TransCanada Iroquois Ltd. 29%
                                                    general partnership interest

                                                    Dominion Iroquois, Inc. 24.72%
                                                    general partnership interest

                                                    North East Transmission Co.
                                                    18.49% general partnership interest
                                                    (and a 1.33% limited partnership
                                                     interest)

                                                    TCPL Northeast Ltd.  11.96%
                                                    general partnership interest

                                                    JMC-Iroquois, Inc. 4.46% general
                                                    partnership interest (and a .41%
                                                    limited partnership interest)

                                                    TEN Transmission Co. 4.87% general
                                                    partnership interest (and a 1.33%
                                                    limited partnership interest)

                                                    NJNR Pipeline Co. 3.28% general
                                                    partnership interest

                                                    KeySpan IGTS Corp. owns a 1.00%
                                                    general partnership interest

                                                    Iroquois Pipeline Investment, LLC
                                                    .84% general partnership interest



                                       17


Adrian Associates L.P.                              Limited partnership                         Reported above (Item 1 of the
                                                                                                Form U5S)
                                                    The names and percent of voting
                                                    power and ownership interest
                                                    of the partners are:

                                                    Arlington Storage Corporation
                                                    39.39 general partnership interest

                                                    KeySpan Energy Development Corporation
                                                    33.33% limited partnership interest

                                                    John Hancock Corp. 27.68 limited
                                                    partnership interest

Arlington Associates L.P.                           Limited partnership                         Reported above (Item 1 of the
                                                                                                Form U5S)
                                                    The names and percent of voting
                                                    power and ownership interest
                                                    of the partners are:

                                                    Adrian Associates L.P. 99% limited
                                                    partnership interest

                                                    Arlington Storage Corporation 1%
                                                    general partnership interest

KeySpan LNG, L.P.                                   Limited partnership                         Reported above (Item 1 of the
                                                                                                Form U5S)
                                                    The names and percent of voting
                                                    power and ownership interest
                                                    of the partners are:

                                                    KeySpan LNG GP, LLC .5% general
                                                    partnership interest

                                                    KeySpan LNG LP, LLC 99.5% limited
                                                    partnership interest



(4) The following entity is organized as a partnership:

Name of Subsidiary                                  Type of Organizational Structure             Equity Investment
------------------                                  --------------------------------             -----------------
KeySpan Energy Canada Partnership                   Partnership                                  Reported above (Item 1 of the
                                                                                                 Form U5S)
                                                    The names and percent of voting
                                                    power and ownership interest
                                                    of the partners are:

                                                    10.4% by KeySpan Energy Development Co.

                                                    .005% by KeySpan Energy Canada, Inc.

                                                    14.6% by KeySpan Production Ltd.

                                                    .005% by KeySpan Canada Management Ltd.


(5) KeySpan Energy Management, LLC entered into a purchase agreement with an effective date of December 31, 2003, to acquire 100% of Metro Energy LLC ("Metro Energy"). The closing of this transaction was completed on March 30, 2004. Metro Energy was organized under the laws of the State of New York as a limited liability company on February 13, 1996. Metro Energy is in the business of developing, operating and maintaining thermal energy systems in the New York metropolitan area.

(6) On August 8, 2003, Paulus, Sokolowski and Sartor, LLC acquired 100% of Bard, Rao & Athanas LLC ("BR+A"). BR+A was organized under the laws of the State of Delaware as a limited liability company on June 3, 2003. BR+A was formerly known as Bard, Rao & Athanas Acquisition LLC. BR+A is in the business of providing engineering services primarily related to (i) mechanical, electrical and plumbing components of heating, ventilating and air conditioning ("HVAC") systems; (ii) the design, construction, installation, maintenance and service of new and retrofit heating, ventilating and air conditioning, electrical and power systems, motors, pumps, lighting, water and plumbing systems for non-associated industrial and commercial customers; and (iii) the sale, installation and servicing of electric and gas appliances.


The following subsidiaries were dissolved or sold during 2003:

     FINSA Energeticos, S. de R.L. de C.V. was sold as of the effective date of August 13, 2002.

     Energy North Realty, Inc. was dissolved on January 7, 2003.

     TNG Liquids Ltd. was dissolved on March 19, 2003.

     Taylor NGL Limited Partnership was sold in April 2003.

     AMR Data Corporation was dissolved on December 31, 2003.

     Phoenix Natural Gas Limited was sold on December 18, 2003.

     KS Midstream Finance Co. was dissolved in 2003.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

                                                        Brief Description
Name of Company                Consideration            of Transaction                        Location                 Exemption
-----------------------        -----------------        ----------------------                --------                 ---------
None.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

On January 14, 2003, KeySpan Corporation sold 13.9 million shares of its common stock to Credit Suisse First Boston for ultimate sale to the public. This sale generated net proceeds to KeySpan of approximately $473 million. The shares were offered and sold pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission as well as pursuant to the authority granted to KeySpan by the financing order dated December 6, 2002 (Holding Co. Act Release No. 27612, File No. 70-10063).

On February 21, 2003, THEC Holdings Corp. (THEC"), a wholly-owned, indirect non-utility subsidiary of KeySpan Corporation sold three million shares of The Houston Exploration Company ("Houston") back to Houston. This transaction reduced THEC's interest in Houston from 66% to 56% and generated proceeds of approximately $79 million. This transaction, to the extent that the sale of non-utility securities by a non-issuer is not otherwise permitted under the Act, was made pursuant to the exemption found in Rule 52 under the Act.

On December 18, 2003, KeySpan Energy Development Corporation, a wholly-owned, indirect non-utility subsidiary of KeySpan Corporation sold all 24.5% of its ownership interests in its indirect FUCO subsidiary, Phoenix Natural Gas Limited to an unaffiliated third party. This transaction resulted in proceeds of $96 million. This transaction, to the extent that the sale of non-utility securities by a non-issuer is not otherwise permitted under the Act, was made pursuant to the exemption found in Rule 52 under the Act.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                  Name of Company                                           Extinguished (EXT)
Name of Issuer and                Acquiring, Redeeming or                                   or Held (H) for            Authorization
Title of Issue                    Retiring Securities                 Consideration         Further Disposition        or Exemption
------------------------          -------------------------------     -----------------     -------------------        -------------
Boston Gas Preferred              Boston Gas Company                  $14,067,500.00              EXT                      Rule 42
   Series A

Colonial Gas Company              Colonial Gas Company                $10,000,000.00              EXT                      Rule 42
  First Mortgage MTN
    5.50% Series B-2
EnergyNorth Natural Gas, Inc.     EnergyNorth Natural Gas, Inc.       $     7,000.00              EXT                      Rule 42
  Bond - 6th Series E 7.40%

EnergyNorth Natural Gas, Inc.     EnergyNorth Natural Gas, Inc.       $   333,333.33              EXT                      Rule 42
  Sinking Bond
    4th Series D 8.44%


ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

1. Aggregate amount of investments in persons operating in the retail service area of the owner or of its subsidiaries.

                    Aggregate Amount of Investments                  Number of                Description of
Name of             in Persons (Entities), Operating in               Persons                    Persons
Company             Retail Service Area of Owner                     (Entities)                (Entities)
------------        ------------------------------------------      ------------             -----------------
None.

2. Securities owned not included in 1 above.


Name of                                    Nature of          Description         Number            Percent of            Owner's
Company         Name of Issuer         Issuers's Business     of Securities      of Shares         Voting Power          Book Value
------------   -------------------   ----------------------  ---------------    ------------    -----------------     --------------
None.

ITEM 6.  OFFICERS AND DIRECTORS

Part I.  As of December 31, 2003:

           Position                                           Code
           --------------                                     -----------
           Director                                           D
           Alternate Director                                 AD
           Chairman of the Board                              CB
           Vice Chairman of the Board                         VCB

           President                                          P
           Chief Executive Officer                            CEO
           Chief Operating Officer                            COO
           Chief Information Officer                          CIO
           Executive Vice President                           EVP
           Senior Vice President                              SVP
           Vice President                                     VP
           Controller                                         C
           Comptroller                                        CM
           Secretary                                          S
           Assistant Secretary                                AS
           Treasurer                                          T
           Assistant Treasurer                                AT
           General Counsel                                    GC
           Deputy General Counsel                             DGC
           Chief Financial Officer                            CFO
           Chief Accounting Officer                           CAO
           Manager                                            M
           Clerk                                              CL
           Assistant Clerk                                    ACL
           Master Electrician                                 ME
           Master Plumber                                     MP
           Master Gas Fitter                                  MGF
           Administrator                                      A
           Chief Gas Engineer                                 CGE
           General Auditor                                    GA
           Chief Strategy Officer                             CSO
           Chief Risk Officer                                 CRO
           Inactive Company                                   *

The principal business address of the officer's or director's listed below is the same as indicated in their respective company heading.

KeySpan Corporation
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Robert B. Catell                                   CEO, CB, D
           Robert J. Fani                                     P, COO
           Wallace P. Parker Jr.                              P
           Steven L. Zelkowitz                                P
           John A. Caroselli                                  EVP, CSO
           Gerald Luterman                                    EVP, CFO
           Anthony Nozzolillo                                 EVP
           Lenore F. Puleo                                    EVP
           Nickolas Stavropoulos                              EVP
           John J. Bishar, Jr.                                SVP, GC, S
           Joseph F. Bodanza                                  SVP, CAO
           Theresa A. Balog                                   VP, C
           Lawrence S. Dryer                                  VP, GA
           Michael J. Taunton                                 VP, T
           Andrea S. Christensen                              D

           Alan H. Fishman                                    D
           J. Atwood Ives                                     D
           James R. Jones                                     D
           James L. Larocca                                   D
           Gloria C. Larson                                   D
           Stephen W. McKessey                                D
           Edward D. Miller                                   D
           Edward Travaglianti                                D


KeySpan Gas East Corporation
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Wallace P. Parker Jr.                              D, P, COO
           Joseph F. Bodanza                                  SVP, CFO
           John F. Haran                                      SVP
           William J. Akley                                   AS
           Kevin B. Knapp                                     VP
           Paul R. Nick                                       C, CAO
           James G. Holodak                                   T
           Colleen A. Meade                                   S


Boundary Gas, Inc.
100 Cummings Center, Suite 457G
Beverly, Massachusetts 01915

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Robert B. Catell                                   CB, D
           Michael S. Lucy                                    P
           E. Peter Lougheed                                  D
           William Luthern                                    VP
           Frederick M. Lowther                               VP, GC
           Frederric Lebel                                    T
           Lawrence E. Smith                                  S, D


KeySpan Corporate Services LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Lenore F. Puleo                                    D, EVP
           Robert B. Catell                                   CEO
           Robert J. Fani                                     P, COO
           Wallace P. Parker Jr.                              P
           Steven L. Zelkowitz                                P
           John A. Caroselli                                  EVP, CSO

           Gerald Luterman                                    EVP, CFO
           Anthony Nozzolillo                                 EVP
           Nickolas Stavropoulos                              EVP
           John J. Bishar, Jr.                                SVP, GC, S
           Joseph F. Bodanza                                  SVP, CAO
           John F. Haran                                      SVP
           David J. Manning                                   SVP
           H. Neil Nichols                                    SVP
           Colin P. Watson                                    SVP
           Elaine Weinstein                                   SVP
           Pamela Adamo                                       VP
           William J. Akley                                   VP
           Theresa A. Balog                                   VP, C
           William G. Bollbach III                            VP
           Coleen A. Ceriello                                 VP
           Victor P. Courtien                                 VP
           Thomas P. Dargan                                   VP
           Lawrence S. Dryer                                  VP, GA
           Jane A. Fernandez                                  VP
           Ellen M. Greim                                     VP
           Louis A. Iannaccone                                VP
           Barbara Kates-Garnick                              VP
           Frank L. LaRocca                                   VP
           Marilyn Lennon                                     VP
           Richard D. Murphy                                  VP
           Justin C. Orlando                                  VP
           Michael J. Taunton                                 VP, T
           Cassandra R. Schultz                               VP, CRO


KeySpan Utility Services LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Wallace P. Parker Jr.                              D, P, COO
           John J. Bishar, Jr.                                SVP, GC
           Theresa A. Balog                                   VP, C
           Ronald G. Lukas                                    VP
           Robert P. Moore                                    VP
           Michael J. Taunton                                 VP, T
           Sandra M. Cano                                     AS
           Ronald J. Macklin                                  AS
           Colleen A. Meade                                   AS


KeySpan Generation LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------                -----------
           Anthony Nozzolillo                                  D, P, COO
           John J. Bishar, Jr.                                 SVP, S
           James K. Brennan                                    VP

           Paul R. Nick                                        C
           Michael J. Taunton                                  VP, T
           Alfred C. Bereche                                   AS
           Sandra M. Cano                                      AS
           Ronald J. Macklin                                   AS
           Colleen A. Meade                                    AS


KeySpan-Glenwood Energy Center, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D
           Howard A. Kosel, Jr.                               P
           Saiyed Zain Mirza                                  SVP
           Brian T. McCabe                                    VP
           Michael J. Nilsen                                  VP, T
           Colleen A. Meade                                   S
           Donald Albers                                      C


KeySpan-Port Jefferson Energy Center, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D
           Howard A. Kosel, Jr.                               P
           Saiyed Zain Mirza                                  SVP
           Brian T. McCabe                                    VP
           Michael J. Nilsen                                  VP, T
           Colleen A. Meade                                   S
           Donald Albers                                      C


KeySpan Electric Services, LLC
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------                -----------
           Anthony Nozzolillo                                 D, P, COO
           John J. Bishar, Jr.                                SVP, S
           Maryse L. Karsenty                                 VP
           Michael J. Taunton                                 VP, T
           Edward J. Youngling                                VP
           Sandra M. Cano                                     AS
           Ronald J. Macklin                                  AS
           Colleen A. Meade                                   AS

KeySpan Energy Trading Services LLC
175 E. Old Country Road
Hicksville, New York  11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D
           Ronald G. Lukas                                    P
           John J. Bishar, Jr.                                SVP, S
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS


KeySpan Exploration and Production LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P
           John J. Bishar, Jr.                                SVP, S
           Saiyed Zain Mirza                                  SVP, CFO
           Michael J. Nilsen                                  VP, T, C
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS


KeySpan Engineering & Survey, Inc.
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony Nozzolillo                                 D
           Robert M. Kascsak                                  CEO
           Roy D. Hunt                                        CEO
           John J. Bishar, Jr.                                SVP, S
           Theresa A. Balog                                   VP, C, CAO
           Michael J. Taunton                                 VP, T
           Sandra M. Cano                                     AS
           Ronald J. Macklin                                  AS
           Colleen A. Meade                                   AS


KeySpan Insurance Company

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Joseph F. Bodanza                                  D
           Guy F. Ragosta                                     D
           Stephanie Shepherd                                 D

KeySpan-Ravenswood, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Howard A. Kosel, Jr.                               P, D
           John J. Bishar, Jr.                                SVP, S
           James K. Brennan                                   VP
           Richard A. Rapp, Jr.                               VP
           Michael J. Taunton                                 VP, T
           Paul R. Nick                                       C
           Colleen A. Meade                                   AS


KeySpan Energy Corporation

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Robert B. Catell                                   P, CEO, D
           John J. Bishar, Jr.                                SVP, S
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Ronald J. Macklin                                  AS
           Colleen A. Meade                                   AS


The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Robert B. Catell                                   D, CB, CEO
           Gerald Luterman                                    EVP, CFO
           John J. Bishar, Jr.                                SVP, GC, S
           Theresa A. Balog                                   VP, C, CAO
           Susan L. Fleck                                     VP
           Michael J. Taunton                                 VP, T
           Steven A. Vitale                                   VP, CGE
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Ronald J. Macklin                                  AS


North East Transmission Co., Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D, P
           Saiyed Zain Mirza                                  SVP
           Michael J. Nilsen                                  VP, T, CM
           Colleen A. Meade                                   S

Iroquois Gas Transmission System, L.P.
One Corporate Drive, Suite 606
Shelton, Connecticut 06448

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Craig R. Frew                                      P
           Paul D. Koonce                                     D
           James M. Lane                                      D
           Peter Lund                                         D
           Paul MacGregor                                     D
           Larry S. McGaughy                                  D
           Richard A. Rapp, Jr.                               D
           Joseph P Shields                                   D
           Ronald G. Lukas                                    AD
           Paul Bailey                                        VP, CFO
           Jeffrey A. Bruner                                  VP, S, DGC
           Herbert A. Rakebrand III                           VP
           David J. Warman                                    VP


Iroquois Pipeline Operating Company


           Name and Principal Address                         Position
           ------------------------------------               -----------
           Craig R. Frew                                      P
           Paul D. Koonce                                     D
           James M. Lane                                      D
           Peter Lund                                         D
           Paul MacGregor                                     D
           Larry S. McGaughy                                  D
           Richard A. Rapp, Jr.                               D
           Joseph P Shields                                   D
           Ronald G. Lukas                                    AD
           Paul Bailey                                        VP, CFO
           Jeffrey A. Bruner                                  VP, S, DGC
           Herbert A. Rakebrand III                           VP
           David J. Warman                                    VP


Alberta Northeast Gas, Ltd.
100 Cummings Center, Suite 457G
Beverly, Massachusetts 01915

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Robert B. Catell                                   CB, D
           Michael S. Lucy                                    P
           Lawrence E. Smith                                  S, D

           E. Peter Lougheed                                  D
           William Luthern                                    VP
           Frederick M. Lowther                               VP, GC
           Frederric Lebel                                    T


KeySpan Natural Fuels, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  SVP, D
           Michael J. Nilsen                                  VP, T, CM
           Colleen A. Meade                                   S


Island Energy Services Co., Inc.
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Edward J. Youngling                                P, D
           Joseph G. Pradas,                                  VP
           Timothy P. Kiernan                                 T
           Alfred C. Bereche                                  S, GC


Marquez Development Corp.
175 East Old Country Road
Hicksville, New York 11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Edward J. Youngling                                P, D
           David B. Doxsee                                    T
           Alfred C. Bereche                                  S, GC
           Kenneth McCorkle                                   VP


THEC Holdings Corp
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Robert B. Catell                                   D
           John U. Clarke                                     D
           Saiyed Zain Mirza                                  VP, D

           John J. Bishar, Jr.                                SVP, S
           Michael J. Nilsen                                  VP, T, CM
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS


The Houston Exploration Co.
1100 Louisiana, Suite 2000
Houston, Texas 77002

           Name and Principal Address                         Position
           ------------------------------------               -----------
           William G. Hargett                                 P, CEO, D
           Robert B. Catell                                   CB, D
           Gordon F. Ahalt                                    D
           David G. Elkins                                    D
           Robert J. Fani                                     D
           Harold R. Logan, Jr.                               D
           Gerald Luterman                                    D
           Stephen W. McKessy                                 D
           John V. Clarke                                     D
           H. Neil Nichols                                    D
           James Q. Riordan                                   D
           Donald C. Vaughn                                   D
           Charles W. Adcock                                  SVP, GM
           Steven L. Mueller                                  SVP, GM
           Tracy Price                                        SVP
           Tim R. Lindsey                                     VP
           Roger B. Rice                                      VP
           Thomas E. Schwartz                                 VP
           James F. Westmoreland                              VP, CAO
           John H. Karnes                                     SVP, CFO


Seneca-Upshur Petroleum, Inc.
Route 33 West, P.O. Box 2048
Buckhannon, West Virginia 26201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           William G. Hargett                                 P, D
           Charles Adcock                                     VP, D
           James F. Westmoreland                              VP, S, D

GEI Development Corp.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  VP, D
           Joseph A. Vaszily                                  D
           Colleen A. Meade                                   S
           Michael J. Nilsen                                  T, CM


KeySpan Energy Development Corporation
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------                -----------
           Robert B. Catell                                    CEO, D
           H. Neil Nichols                                     P, D
           Charles A. Daverio                                  D, SVP
           Robert J. Fani                                      D
           Frederick M. Lowther                                D
           Gerald Luterman                                     D
           James A. Rooney                                     D
           Steven L. Zelkowitz                                 D
           Howard A. Kosel                                     SVP
           Saiyed Zain Mirza                                   SVP
           Brian T. McCabe                                     VP
           Michael J. Nilsen                                   VP
           Joseph G. Pradas                                    VP
           Joseph A. Vaszily                                   VP
           John J. Bishar, Jr.                                 S
           Alfred C. Bereche                                   AS
           Sandra M. Cano                                      AS
           Colleen A. Meade                                    AS


Broken Bridge Corp.
1260 Elm Street
Manchester, New Hampshire 03105

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  SVP
           Michael J. Nilsen                                  T, C
           Brian J. Noone                                     VP
           Colleen A. Meade                                   S

KeySpan North East Ventures, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  SVP
           Michael J. Nilsen                                  T, C
           Colleen A. Meade                                   S
           Joseph Vaszily                                     VP


Northeast Gas Markets, LLC
100 Cummings Center, Suite 457G
Beverly, MA 01915

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Michael S. Lucy                                    P, CEO, D
           Robert B. Catell                                   CB, D
           H. Neil Nichols                                    VCB, D
           John J. Bishar, Jr.                                S
           Michael J. Taunton                                 T
           Frederic C. Lebel                                  C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS


KeySpan Islander East Pipeline, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  VP
           Joseph Vaszily                                     VP
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S


Islander East Pipeline Company, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           KeySpan Islander East Pipeline, LLC                M
           Algonquin Islander East Company, LLC               M

Honeoye Storage Corporation
One State Street, Suite 2000
Boston, Massachusetts 02109

           Name and Principal Address                         Position
           ------------------------------------               -----------
           David A.T. Donohue                                 P, D
           H. Neil Nichols                                    D
           Joseph Vaszily                                     D
           Charles Daverio                                    D
           Joseph Oates                                       D
           Jacek Makowski                                     VP, S, D
           Richard A. Norman                                  VP, T
           James Smoot                                        VP
           Peter Metzger                                      AS


Adrian Associates L.P.
535 Boylston Street
Boston, Massachusetts 02116

           Name and Principal Address                         Position
           ------------------------------------               -----------
           David A. T. Donohue                                P
           Johseph Shandling                                  VP


Arlington Associates L.P.
535 Boylston Street
Boston, Massachusetts 02116


           Name and Principal Address                         Position
           ------------------------------------               -----------
           David A. T. Donohue                                P
           Johseph Shandling                                  VP


Steuben Gas Storage Company
535 Boylston Street
Boston, Massachusetts 02116


           Name and Principal Address                         Position
           ------------------------------------               -----------
           David A. T. Donohue                                P
           Johseph Shandling                                  VP

KeySpan International Corporation
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  VP, D
           Joseph G. Pradas                                   VP, D
           Joseph A. Vaszily                                  VP, D
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S

KeySpan C.I., LTD
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    CB, D
           Robert B. Catell                                   D
           James A. Rooney                                    D
           Joseph A. Vaszily                                  VP
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S


Premier Transmission Limited
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Brian Burgess                                      CB, D
           Martin Plackett                                    D
           James A. Rooney                                    D
           Christopher Aspden                                 M


KeySpan UK Limited
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           James A. Rooney                                    CB, D
           Robert B. Catell                                   D
           Frederick M. Lowther                               D
           H. Neil Nichols                                    D
           Colleen A. Meade                                   S

KeySpan C.I. II, LTD
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    CB, D
           Robert B. Catell                                   D
           James A. Rooney                                    D
           Joseph A. Vaszily                                  VP
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S


Grupo KeySpan, S. de R.L. de C.V.
Paseo de Los Tamarineos No. 400A - P
Col. BaoquesdelasLo Mexico, D.F. 05120

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    CB, D, VP,
           S Joseph A. Vaszily                                AS, D



KeySpan Midstream LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D, P
           Saiyed Zain Mirza                                  D, VP
           Joseph A Vaszily                                   D, VP
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S

KeySpan CI Midstream Limited
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  VP, D
           Joseph A. Vaszily                                  VP, D
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S


KeySpan Luxembourg S.A.R.L.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  VP, D
           Joseph A. Vaszily                                  VP, D
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S


Nicodama Beheer V.B.V.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    P, D
           Saiyed Zain Mirza                                  VP, D
           Joseph A. Vaszily                                  VP, D
           Michael J. Nilsen                                  T, CM
           Colleen A. Meade                                   S

KeySpan Energy Development Co.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           James V. Bertram                                   P
           H. Neil Nichols                                    D
           David Smith                                        SVP, CFO
           Saiyed Zain Mirza                                  VP, D
           Michael J. Nilsen                                  VP
           Colleen A. Meade                                   S
           David S. Sentes                                    T, C


KeySpan Energy Canada Partnership
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Saiyed Zain Mirza                                  D
           H. Neil Nichols                                    D
           James V. Bertram                                   P
           David Lovitt                                       VP
           Kenneth Merritt                                    VP
           David S. Smith                                     VP


KeySpan Energy Canada, Inc.
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Saiyed Zain Mirza                                  D
           H. Neil Nichols                                    D
           James V. Bertram                                   P
           David Lovitt                                       VP
           Kenneth Merritt                                    VP
           David S. Smith                                     VP


KeySpan Energy Facilities Limited
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Saiyed Zain Mirza                                  D
           H. Neil Nichols                                    D
           James V. Bertram                                   P
           David Lovitt                                       VP
           Kenneth Merritt                                    VP
           David S. Smith                                     VP

Rimbey Pipe Line Co.
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                         Position
           ------------------------------------               -----------
           William H. Armstrong                               D
           Georg Gerlach                                      D
           James Hunter                                       D
           Terrance E. Kutryk                                 D
           Kenneth Merritt                                    D
           Greg Mork                                          D



KeySpan Production Ltd.
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Saiyed Zain Mirza                                  D
           H. Neil Nichols                                    D
           James V. Bertram                                   P
           David Lovitt                                       VP
           Kenneth Merritt                                    VP
           David S. Smith                                     VP

KeySpan Canada Management Ltd.
2000 Canterra Tower
400 3rd Ave SW
Calgary Alberta, CA T2P5A6

           Name and Principal Address                         Position
           ------------------------------------                -----------
           E. Peter Lougheed                                   CB, D
           James V. Bertram                                    P, CEO, D
           Robert B. Catell                                    D
           Michael B.C. Davies                                 D
           Nancy M. Laird                                      D
           Gerald Luterman                                     D
           H. Neil Nichols                                     D
           William R. Stedman                                  D
           Wesley R. Twiss                                     D
           David G. Smith                                      SVP, CFO
           Kenneth Merritt                                     VP
           David Sentes                                        VP, CM
           K. Jamie Urquhart                                   VP


KeySpan IGTS, Corp.
175 East Old Country Rd.
Hicksville, NY 11801

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Richard A. Rapp, Jr.                               P, D
           John J. Bishar, Jr.                                SVP, S
           Michael J. Nilsen                                  VP, T
           Robert C. Zeleny                                   C
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS

KeySpan LNG GP, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D
           William T. Orr                                     P
           Saiyed Zain Mirza                                  SVP
           Michael J. Nilsen                                  VP
           Joseph A. Vaszily                                  VP
           Colleen A. Meade                                   S
           Robert C. Zeleny                                   C, A


KeySpan LNG, L.P.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D
           William T. Orr                                     P
           Saiyed Zain Mirza                                  SVP
           Michael J. Nilsen                                  VP
           Joseph A. Vaszily                                  VP
           Colleen A. Meade                                   S
           Robert C. Zeleny                                   C, A


KeySpan LNG LP, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           H. Neil Nichols                                    D
           William T. Orr                                     P
           Saiyed Zain Mirza                                  SVP
           Michael J. Nilsen                                  VP
           Joseph A. Vaszily                                  VP
           Colleen A. Meade                                   S
           Robert C. Zeleny                                   C, A


KeySpan Ravenswood Services Corp.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           James K. Brennan                                   P, D
           John J. Bishar, Jr.                                SVP, S
           Michael J. Taunton                                 VP, T
           Paul R. Nick                                       C
           Colleen A. Meade                                   AS

KeySpan Services, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Robert B. Catell                                   CB, D
           Wallace P. Parker, Jr.                             VCB, D, CEO
           Anthony J. Sartor                                  D, P, COO
           Joseph E. Hajjar                                   SVP, CFO
           Michael A. Walker                                  SVP, GC
           John J. Bishar, Jr.                                S
           James A. LaMaire                                   VP
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Business Solutions, LLC
201 Old Country Road, Suite 300
Melville, New York 11747

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D, P
           Joseph E. Hajjar                                   SVP, CFO
           Thomas E. Bonacuso                                 SVP
           Michael A. Walker                                  SVP, COO
           John J. Bishar, Jr.                                S
           Steven M. Eber                                     VP
           David M. Hagan                                     VP
           James A. LaMaire                                   VP
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


Delta KeySpan, LLC
83 Vermont Avenue, Building #5
Warwick, Rhode Island  02888

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Bruce A. Bookbinder                                P, D
           Joseph E. Hajjar                                   D
           Michael A. Walker                                  D
           David M. Greenberg                                 SVP, T
           Raymond J. Keough                                  SVP
           John J. Bishar, Jr.                                S
           Kevin M. Pickett                                   VP
           James Ambers                                       AS
           Michael Babbitt                                    AS
           Alfred C. Bereche                                  AS

           Kimberly Bookbinder                                AT
           Sandra M. Cano                                     AS
           Ronald H. Lavoie                                   AS
           Colleen A. Meade                                   AS
           Robert Rachiele                                    AS
           Dennis P. Reddy                                    AS
           David Sands                                        AS
           George Tosato                                      AS


Granite State Plumbing & Heating, LLC
546 Mast Road
Goffstown, New Hampshire 03045

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Michael A. Walker                                  D
           Gerard D. Perron                                   P, AT
           John J. Bishar, Jr.                                S
           Kenneth E. Duchesne                                VP
           Brian M. Davitt                                    C, AS
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


Northern Peabody, LLC
25 Depot Street
Manchester, New Hampshire 03101

           Name and Principal Address                         Position
           ------------------------------------               ----------
           Anthony J. Sartor                                  CB, D
           Michael A. Walker                                  D
           Nicholas Masci                                     P
           John J. Bishar, Jr.                                S
           Robert A. Filteau                                  VP
           Andrew Arsenault                                   VP
           Lauren A. Devlin                                   C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Ronald F. Grzywacz                                 AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Energy Management, LLC
201 Old Country Road, Suite 300
Melville, New York 11747

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Michael A. Walker                                  D
           Thomas E. Bonacuso                                 P
           Joseph E. Hajjar                                   SVP, CFO, C

           John J. Bishar, Jr.                                S
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


R.D. Mortman, LLC
100 Leuning Street
South Hackensack, New Jersey 07606

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph E. Hajjar                                   P, CFO
           John J. Bishar, Jr.                                S
           Leopoldo S. Manzi                                  VP
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


WDF, Inc.
30 North MacQuesten Pawkway
Mt. Vernon, New York 10550

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph E. Hajjar                                   D
           Lawrence Roman                                     P, D
           Herbert Greenberg                                  COO
           Scot Binder                                        SVP
           Robert Goldin                                      SVP
           Robert Greenberg                                   SVP
           John Stacom                                        SVP
           Philip F. Paoli                                    Acting  CFO
           John J. Bishar, Jr.                                S
           Diana (DiNunzio) Lucchi                            C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Dina Figueiredo-Cardoso                            AS
           Barbara McDonald                                   AS
           Colleen A. Meade                                   AS
           Marguerite Nowlin                                  AS
           George Tosato                                      AS

KSI Contracting, LLC
One Market Yard
Freehold, New Jersey 07728

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Theodore A. Domuracki                              COO
           John J. Bishar, Jr.                                S
           Peter Marano                                       Acting C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KSI Electrical, LLC
One Market Yard
Freehold, New Jersey 07728

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Theodore A. Domuracki                              COO
           John J. Bishar, Jr.                                S
           Anthony A. Gianicco                                VP
           Peter Marano                                       Acting C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KSI Mechanical, LLC
One Market Yard
Freehold, New Jersey 07728

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Theodore A. Domuracki                              COO
           John J. Bishar, Jr.                                S
           Peter Marano                                       Acting C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS

Binsky & Snyder Service, LLC
281 Centennial Avenue
Piscataway, New Jersey 08855

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph E. Hajjar                                   D
           Robert B. Snyder                                   D
           Michael R. Rapp                                    P
           Robert B. Snyder, Jr.                              VP
           Frank J. Sullivan                                  VP, T, AS
           John J. Bishar, Jr.                                S
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


Binsky & Snyder, LLC
281 Centennial Avenue
Piscataway, New Jersey 08855

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Robert B. Snyder                                   P, D
           Joseph E. Hajjar                                   D
           Philip J. Andreoli                                 VP
           William J. McKean                                  VP
           Robert B. Snyder, Jr.                              VP
           Frank J. Sullivan                                  VP, T, AS
           John J. Bishar, Jr.                                S
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


Binsky & Snyder Plumbing, LLC
281 Centennial Avenue
Piscataway, New Jersey 08855

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Robert B. Snyder                                   P, D
           Joseph E. Hajjar                                   D
           Frank J. Sullivan                                  VP, T, AS
           John J. Bishar, Jr.                                S
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS

Paulus, Sokolowski and Sartor, LLC
67A Mountain Blvd. Ext.
Warren, New Jersey 07059

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           William Paulus, Jr.                                P, D
           Joseph E. Hajjar                                   D
           Howard A. Kosel, Jr.                               D
           Philip A. Falcone                                  EVP, CE, T
           Michael M. Gennaro                                 EVP, COO, AS
           Michael A. Belikoff                                SVP
           Michael P. Cohen                                   SVP
           Steven F. DeRochi                                  SVP
           Joseph J. Fleming                                  SVP
           Todd R. Heacock                                    SVP
           Joseph J. Lifrieri                                 SVP
           Bhawani Mukherjee                                  SVP
           Emad Youssef                                       SVP
           Joseph Witt                                        SVP, CFO
           Robert Blakeman                                    VP
           Walter W. Burke                                    VP
           Andrew R. Davis                                    VP
           Geoffrey R. Lanza                                  VP
           Elizabeth Mcloughlin                               VP
           Frank J. Mescall                                   VP
           John Sartor                                        VP
           James R. Wancho                                    VP
           Francis C. Wecht                                   VP
           Thomas Zetkulic                                    VP
           John J. Bishar, Jr.                                S
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Engineering Associates, Inc.
67A Mountain Blvd. Ext.
Warren, New Jersey 07059

           Name and Principal Address                         Position
           ------------------------------------               -----------
           William Paulus, Jr.                                CB, D
           Phlilip A. Falcone                                 P, CEO
           Michael M. Gennaro                                 VP,
           Joseph Witt                                        VP, T
           John J. Bishar, Jr.                                S
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Andrew R. Davis                                    AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS

Bard, Rao + Athanas Consulting Engineers, LLC
67A Mountain Blvd. Ext.
Warren, New Jersey 07059

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Philip A. Falcone                                  CB, D
           Theodore Athanas                                   D
           Eugene M. Bard                                     D, P
           Michael M. Gennaro                                 D
           William Paulus, Jr.                                D
           Arjun B. Rao,                                      D, EVP
           Anthony J. Sartor                                  D
           Thomas Athanas                                     EVP, AS
           Cristen R. Copley                                  EVP, AS
           John J. Bishar, Jr.                                SVP, S
           Allan E. Ames                                      VP
           Daniel J. Caron                                    VP
           Gerald L. Edwards                                  VP
           Michael M. Gennaro                                 VP
           Steven R. Levin                                    VP
           Mario J. Loiacono Jr.                              VP
           Kevin T. Sheehan                                   VP
           Joseph Witt                                        VP
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Communications Corp.
201 Old Country Road
Melville, New York 11747

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D, P
           Joseph E. Hajjar                                   SVP, CFO, C
           Jason M. Cohen                                     VP
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Energy Supply, Inc.
303 Merrick Road, Suite 501
Lynbrookt, New York 11563

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Robert J. Fani                                     P, CEO, CB, D
           Joseph E. Hajjar                                   SVP, CFO, T
           Richard A. Rapp, Jr.                               SVP

           John J. Bishar, Jr.                                S
           Fred K. Yam                                        C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS

KeySpan Home Energy Services, LLC
14-04 111th Street
College Point, New York 11356

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph J. Marazzo                                  P, COO
           John J. Bishar, Jr.                                S
           Arthur Bock                                        VP
           Francis J. Coleman                                 VP
           Patrick J. Cullinan                                VP
           Kevin R. Parker                                    VP, CFO
           John Sutherland                                    VP
           Dennis M. Walsh                                    VP
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS

KeySpan Energy Services, Inc.
14-04 111th Street
College Point, New York 11356

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Richard A. Rapp, Jr.                               P, CB, D
           Joseph E. Hajjar                                   D
           John Sutherland                                    VP
           John J. Bishar, Jr.                                S
           Fred K. Yam                                        C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Energy Solutions, LLC
14-04 111th Street
College Point, New York 11356

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph J. Marazzo                                  P
           John J. Bishar, Jr.                                S

           Patrick J. Cullinan                                VP
           Kevin R. Parker                                    VP, C
           Dennis M. Walsh                                    VP
           Charles W. D'Agostino                              AC
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS

KeySpan Plumbing Solutions, Inc.
222-40 96th Avenue
Queens Village, New York 11429

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph J. Marazzo                                  P
           John J. Bishar, Jr.                                SVP, S
           Kevin R. Parker                                    VP, T
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Plumbing & Heating Solutions, LLC
201 Old Country Road, Suite 300
Melville, New York 11747

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph J. Marazzo                                  P
           John J. Bishar, Jr.                                S
           Michael Tumminello                                 VP
           Kevin R. Parker                                    VP, T, AS
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


KeySpan Home Energy Services (New England), LLC
62 Second Avenue
Burlington, Massachusetts 01803

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Francis J. Coleman                                 P, AT
           John J. Bishar, Jr.                                S
           Paul J. Ruggiero                                   VP, T

           Kevin Caddell                                      VP, ACL
           Kevin R. Parker                                    VP, C
           Andrew W. Fleming                                  MP, MGF
           Charles A. Salani                                  ME
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


Fritze KeySpan, LLC
10 School Street
Whippany, New Jersey 07981

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Anthony J. Sartor                                  CB, D
           Joseph J. Marazzo                                  P
           John J. Bishar, Jr.                                S
           Arthur Bock                                        VP
           William Bonner                                     VP
           Anthony A. Giannico                                VP
           Kevin R. Parker                                    VP
           Edward Kulik                                       C
           Alfred C. Bereche                                  AS
           Sandra M. Cano                                     AS
           Colleen A. Meade                                   AS
           George Tosato                                      AS


Active Conditioning, LLC
84 Mayfield Avenue, P.O. Box 6390
Edison, New Jersey 08818

           Name and Principal Address                         Position
           ------------------------------------                -----------
           Anthony J. Sartor                                   CB, D
           Joseph J. Marazzo                                   CEO
           Joseph E. Hajjar                                    SVP, CFO
           John J. Bishar, Jr.                                 S
           William Bonner                                      VP
           Kevin R. Parker                                     VP
           Edward Kulik                                        C
           Alfred C. Bereche                                   AS
           Sandra M. Cano                                      AS
           Colleen A. Meade                                    AS
           George Tosato                                       AS

KeySpan Technologies Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           John A. Caroselli                                  P, D
           H. Neil Nichols                                    EVP
           Colin P. Watson                                    SVP
           John J. Bishar, Jr.                                SVP, S
           Thomas E. Morgan                                   SVP
           James G. Holodak                                   T
           Robert K. Schellberg                               C


MyHomeGate, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           John A. Caroselli                                  P, D
           John J. Bishar, Jr.                                SVP, S
           Daniel Crespo-Dubie                                VP
           Michael J. Taunton                                 VP, T


KeySpan Telemetry Solutions, LLC
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           John A. Caroselli                                  D
           Colin P. Watson                                    P
           John J. Bishar, Jr.                                SVP, S
           David Doxsee                                       VP
           Joseph Roth                                        VP
           Michael J. Taunton                                 VP, T


Enporian, Inc.
Two Harbor Place
302 Knights Run Avenue
Suite 800
Tampa, Florida  33602

Name and Principal Address                                    Position
           ------------------------------------               -----------
           George M. Gordon                                   CB, CEO, D
           Bill Browne                                        VP
           Jim Garcia                                         CTO
           Mike Grohman                                       VP
           Craig Sanders                                      VP
           Keith Stanton                                      VP, S, T
           Catherine E. Gouze                                 GC
           Fritz Gautschi                                     D
           Kevin Moonan                                       D
           Jim Wood                                           D
           Charles Bremer                                     D
           Tom Burnham                                        D
           Joseph Zelechoski                                  D

KeySpan MHK, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
           John A. Caroselli                                  P, D
           John J. Bishar, Jr.                                SVP, S
           Michael J. Taunton                                 T


myHomeKey.com, Inc.
One MetroTech Center
Brooklyn, New York 11201

           Name and Principal Address                         Position
           ------------------------------------               -----------
          This entity is not 50% or greater owned by KeySpan and therefore the information can not be obtained without unreasonable effort or expense.

KSNE, LLC
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              M, P
           Steven L. Zelkowitz                                M
           John J. Bishar, Jr.                                M, SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Richard A. Visconti                                AS


KeySpan New England, LLC
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, Trustee
           Steven L. Zelkowitz                                Trustee
           John J. Bishar, Jr.                                SVP, S, Trustee
           Joseph F. Bodanza                                  SVP, T
           Richard A. Visconti                                AS, CL


EnergyNorth Natural Gas, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              D, P, COO
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP, CFO, C, AT
           Ellen M. Greim                                     VP
           George B. Jongeling                                VP
           Barbara Kates-Garnick                              VP
           Richard D. Murphy                                  VP
           Michael J. Taunton                                 VP, T

Transgas, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Victor W. Baur                                     P, D
           H. Neil Nichols                                    D
           Saiyed Zain Mirza                                  D
           Charles P. Buckley                                 SVP
           Gary W. Hopkinson                                  VP
           Darlene Bates                                      C
           Michael J. Nilsen                                  T
           Mary Gatherum                                      ACL, AS
           Colleen A. Meade                                   ACL, AS


Boston Gas Company
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, COO, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP, CFO, C, AT
           Ellen M. Greim                                     VP
           George B. Jongeling                                VP
           Barbara Kates-Garnick                              VP
           Richard D. Murphy                                  VP
           Michael J. Taunton                                 VP, T
           Richard A. Visconti                                AS, CL


Colonial Gas Company
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, COO, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP, CFO, C, AT
           Ellen M. Greim                                     VP
           George B. Jongeling                                VP
           Barbara Kates-Garnick                              VP
           Richard D. Murphy                                  VP
           Michael J. Taunton                                 VP, T
           Richard A. Visconti                                AS, CL

Essex Gas Company
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, COO, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP, CFO, C, AT
           Ellen M. Greim                                     VP
           George B. Jongeling                                VP
           Barbara Kates-Garnick                              VP
           Richard D. Murphy                                  VP
           Michael J. Taunton                                 VP, T
           Richard A. Visconti                                AS, CL


Eastern Associated Securities Corp.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS


Eastern Energy Systems Corp.*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS


Eastern Rivermoor Company, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T

           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS


Eastern Urban Services, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS


Mystic Steamship Corporation*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS


PCC Land Company, Inc.
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS

Philadelphia Coke Co., Inc.*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS



Western Associated Energy Corp.*
52 Second Ave.
Waltham, MA 02451

           Name and Principal Address                         Position
           ------------------------------------               -----------
           Nickolas Stavropoulos                              P, D
           John J. Bishar, Jr.                                SVP, S
           Joseph F. Bodanza                                  SVP
           Michael J. Taunton                                 VP, T
           Alfred C. Bereche                                  AS
           Colleen A. Meade                                   AS
           Richard A. Visconti                                AS



Part II. Each officer and director with a financial connection within the provisions of Section 17(c) of the Act are as follows:

                                                                        Position
                                            Name and Location            Held in                         Applicable
Name of Officer                               of Financial              Financial                         Exemption
or Director                                    Institution              Institution                         Rule
---------------------                     ------------------------      -------------                  --------------
Robert B. Catell                          Independence Community        President and                        70(a)
                                          Bank Corp.                    Chief Executive Officer
                                          Brooklyn, New York            Director

Alan H. Fishman                           Independence Community        President and                        70(a)
                                          Bank Corp.                    Chief Executive Officer
                                          Brooklyn, New York            Director

Part III. The disclosures made in the System companies' most recent proxy statement and annual report on Form 10-K with respect to items (a) through (f) follow:

(a) COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

The directors receive the following compensation:

           Non-employee directors:

               $43,500 annual retainer;
               $2,000 committee meeting fee;
               $5,000 committee chairman retainer; and
               $30,000 in common stock equivalents granted under the Directors' Deferred Compensation Plan.

           Employee directors:

               Receive no additional compensation for serving on the Board or its committees.


Directors' Deferred Compensation Plan

The Board of Directors has adopted the Directors' Deferred Compensation Plan to directly align the non-employee directors' financial interest with those of the shareholders. The Directors' Deferred Compensation Plan provides all non-employee directors with the opportunity to defer any portion of their cash compensation received as directors, up to 100%, in exchange for Common Stock equivalents or into a deferred cash account. Common Stock equivalents are valued by utilizing the average of the high and low price per share of KeySpan common stock on the first trading day of the quarter following the quarter in which contributions are received. Dividends are paid on Common Stock equivalents in the same proportion as dividends paid on Common Stock. Compensation not deferred and exchanged for Common Stock equivalents may be deferred into a cash account bearing interest at the prime rate. Additionally, a director may elect to invest his or her compensation by participating in the KeySpan Investor Program (a dividend reinvestment plan). Upon retirement, death or termination of service as a director, all amounts in a director's Common Stock equivalent account and/or cash account shall, at the director's election, (i) be paid in a lump sum in cash; (ii) be deferred for up to five years; and/or (iii) be paid in the number of annual installments, up to ten, specified by the director. The non-employee directors are not entitled to benefits under any KeySpan retirement plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the annual compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                                        ---------------------------------------------------------------
                                        Annual Compensation         Long-Term Compensation
------------------------------------------------------------------------------------------------------------------------------------
                                                                    Restricted      Shares         LTIP
                                        Salary      Bonus           Stock Awards    Underlying     Payout          All Other
Name                            Year    ($)         ($)(1)          ($)             Options        ($)           Compensation($)
------------------------------------------------------------------------------------------------------------------------------------
Robert B. Catell                2003    938,000     1,089,056(2)            0(3)   208,800(4)(5)    0        894,545(6)(7)(8)(9)
Chairman & Chief Executive      2002    936,903       284,740(10)     434,215      372,000(11)      0         55,229
Officer                         2001    860,669       901,228               0      267,000(11)      0         20,444
------------------------------------------------------------------------------------------------------------------------------------
Robert J. Fani                  2003    450,000       307,958(2)            0(3)    69,500(4)(5)    0        320,117(6)(7)(8)(9)
President & Chief Operating     2002    445,154       153,184(10)     139,622      120,000(11)      0         19,729
Officer                         2001    361,667       247,203               0       78,200          0          3,651
------------------------------------------------------------------------------------------------------------------------------------
Wallace P. Parker Jr.           2003    450,000       348,288(2)            0(3)    69,500(5)       0        329,176(6)(7)(8)(9)
President, Energy Delivery and  2002    445,154       191,938(10)     139,622      120,000          0         26,812
Customer Relationship Group     2001    360,834       243,314               0       78,200          0          6,490
------------------------------------------------------------------------------------------------------------------------------------
Steven L. Zelkowitz             2003    392,000       278,750(2)            0(3)    43,300(5)       0        212,111(6)(7)(8)(9)
President, Energy Assets and    2002    387,961       134,086(10)      95,694       82,000          0         21,213
Supply Group                    2001    337,345       247,203               0       60,000          0          7,301
------------------------------------------------------------------------------------------------------------------------------------
Gerald Luterman                 2003    375,000       287,496(2)            0(3)    43,300(4)(5)    0        304,950(6)(7)(8)(9)(12)
Executive Vice President &      2002    370,962       128,059(10)      95,694       82,000(11)      0         21,824
Chief Financial Officer         2001    330,486       259,360               0       60,000(11)      0         14,539
------------------------------------------------------------------------------------------------------------------------------------

(1) Bonus awards paid each year are attributable to performance during the previous year.

(2) Bonus awards paid in 2003 include amounts deferred by the Named Executive Officers into the Officers' Deferred Stock Unit Plan as follows: R. B. Catell - $544,528; R. J. Fani - $153,978; W. P. Parker Jr. - $174,144; S.
     L. Zelkowitz - $139,375; and G. Luterman - $71,873.

(3) As of December 31, 2003, the aggregate value of the restricted stock awards and number of restricted stock awards held by each of the Named Executive Officers are as follows: R. B. Catell - $534,930; 14,536 shares (which includes 735 shares obtained through dividend reinvestment during 2003); R.
     J. Fani - $172,006; 4,674 shares (which includes 236 shares obtained through dividend reinvestment during 2003); W. P. Parker Jr. - $172,006; 4,674 shares (which includes 236 shares obtained through dividend reinvestment during 2003); S. L. Zelkowitz - $117,889; 3,203 shares (which includes 161 shares obtained through dividend reinvestment during 2003); and G. Luterman - $117,889; 3,203 shares (which includes 161 shares obtained through dividend reinvestment during 2003). The aggregate restricted stock values are based on the closing price per share of $36.80 at December 31, 2003.

(4) The Named Executive Officer also received 2,000 stock options on September 22, 2003 and 2,000 shares of restricted stock on November 7, 2003 granted by The Houston Exploration Company as compensation for such person's service as a director of The Houston Exploration Company.

(5) The amounts are comprised of stock options granted on March 5, 2003, based on the closing price as of March 5, 2003. The options shall vest pro-rata over a 5 year period with a 10 year exercise period from the date of the grant. Vesting will accelerate in the third year based upon achievement of certain goals.

(6)Amounts are comprised of the cost of life insurance paid by the Company and allocated to the Named Executive Officers for income tax reporting purposes. The amounts attributable to each of the Named Executive Officers during 2003 are as follows: R. B. Catell - $27,200; R. J. Fani - $5,012; W.
     P. Parker Jr. - $8,620; S.L. Zelkowitz - $8,350; and G. Luterman - $14,524.

(7) Amounts are also comprised of the value of a 20% match provided by the Company on amounts deferred by the Named Executive Officers into the Officers' Deferred Stock Unit Plan. The amounts attributable to each of the Named Executive Officers are as follows: R. B. Catell - $108,905; R. J. Fani - $30,795; W. P. Parker Jr. - $34,828; S.L. Zelkowitz - $27,875; and
     G. Luterman - $14,375.

(8) Amounts are also comprised of disbursements made from the Supplemental Employee Savings Plan ("SESP") and are attributable to each of the Named Executive Officers as follows: R. B. Catell - $13,440; R. J. Fani - $2,610;
     W. P. Parker Jr. - $4,028; S. L. Zelkowitz - $186; and G. Luterman - $351.

(9) Amounts are also comprised of performance shares awarded to the Named Executive Officers. The performance share awards were granted on March 5, 2003. Performance shall be measured over a three year period and linked to certain performance levels. Threshold, target and maximum performance levels will determine the actual shares to be issued at the end of the performance period. At target, the number of shares granted to the Named Executive Officer will be as follows: R. B. Catell - 32,700 shares valued at $845,000; R. J. Fani - 10,900 shares valued at $281,700; W. P. Parker Jr. - 10,900 shares valued at $281,700; S. L. Zelkowitz - 6,800 shares valued at $175,700; and G. Luterman - 6,800 shares valued at $175,700. The performance share award amounts are determined based on the Black Scholes value of $25.84 per share. At threshold, 50% of the number of shares indicated above for the Named Executive Officer will be awarded. At maximum, 150% of the number of shares indicated above for the Named Executive Officer will be awarded. Performance below threshold will result in forfeiture of the award.

(10) Bonus awards paid in 2002 include amounts deferred by the Named Executive Officers into the Officers' Deferred Stock Unit Plan as follows: R. B. Catell - $142,370; R. J. Fani - $76,592; W. P. Parker Jr. - $95,969; S. L.
     Zelkowitz - $67,043; and G. Luterman - $38,418.

(11) The Named Executive Officer also received 2,000 annual stock options granted by Houston Exploration as compensation for such person's services as a director of Houston Exploration.

(12) Includes a special bonus in the amount of $100,000.

(b) OWNERSHIP IN SECURITIES

STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock option grants during 2003 for the Named Executive Officers and the grant date present value of such officers' unexercised options at December 31, 2003:

------------------------- ---------------------- ----------------- --------------- ---------------------- ----------------
                                                 Percent of        Option                                 Grant Date
                          Number of Securities   Total Number of   Exercise                               Present Value of
                          Underlying Options     Options Granted   Price           Expiration             Options(2)
Name                      Granted(1)             to Employees      ($/Share)       Date                   ($)
------------------------- ---------------------  ----------------- --------------- ---------------------- ----------------
R.B. Catell               208,800                12.55%            32.40           3/4/2013               844,400
------------------------- ---------------------  ----------------- --------------- ---------------------- ----------------
R.J. Fani                 69,500                 4.17%             32.40           3/4/2013               281,000
------------------------- ---------------------  ----------------- --------------- ---------------------- ----------------
W.P. Parker Jr.           69,500                 4.17%             32.40           3/4/2013               281,000
------------------------- ---------------------  ----------------- --------------- ---------------------- ----------------
S.L. Zelkowitz            43,300                 2.60%             32.40           3/4/2013               175,100
------------------------- ---------------------  ----------------- --------------- ---------------------- ----------------
G. Luterman               43,300                 2.60%             32.40           3/4/2013               175,100
------------------------- ---------------------  ----------------- --------------- ---------------------- ----------------

(1) Options vest ratably over a five-year period with the first one-fifth having vested on March 5, 2004 (accelerated vesting in third year applies upon achievement of certain prescribed goals).

(2) Options have been valued using the Black-Scholes option pricing model adapted to reflect the specific provisions of the Incentive Plan and related assumptions regarding exercisability. The values shown are theoretical and do not necessarily reflect the actual values that may be realized upon the future exercise of the options. Any actual value will result to the extent that the market value of the Common Stock at a future date exceeds the exercise price. Assumptions for modeling are based on the dividend yield, risk-free rate of return, standard deviation of prices over a relevant period as of the grant date and the expected lives of the options.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END STOCK OPTION VALUES


The following table provides information on aggregated stock option exercises in 2003 and fiscal year end option values for the Named Executive Officers:

------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Value of In-The-Money
                   Shares                 Number of Securities Underlying               Options at Fiscal Year End
                   Acquired   Value       Unexercised Options at Fiscal Year End         ($)
                   on         Realized   ---------------------------------------        --------------------------------------------
Name               Exercise    ($)       Exercisable   Unexercisable    Total           Exercisable     Unexercisable     Total
------------------------------------------------------------------------------------------------------------------------------------
R.B. Catell        n/a        n/a        1,531,001     666,600          2,197,601       14,573,499      2,150,784       16,724,283
------------------------------------------------------------------------------------------------------------------------------------
R.J. Fani          n/a        n/a          185,614     212,420            398,034        1,738,540        705,533        2,444,074
------------------------------------------------------------------------------------------------------------------------------------
W. P. Parker Jr.   15,000     202,500      226,681     212,420            439,101        1,835,858        705,533        2,541,391
------------------------------------------------------------------------------------------------------------------------------------
S. L. Zelkowitz    n/a        n/a          129,401     144,900            274,301        1,301,650        462,104        1,763,754
------------------------------------------------------------------------------------------------------------------------------------
G. Luterman        20,000     270,000      168,867     144,900            313,767        1,554,973        462,104        2,017,077
------------------------------------------------------------------------------------------------------------------------------------

Security Ownership of Management

The following table sets forth information as of March 10, 2004, with respect to the number of shares of Common Stock beneficially owned, Common Stock equivalents and performance shares credited to each director, each Named Executive Officer and all directors and executive officers as a group.

----------------------------- --------------------------- ------------------------------ ------------------ --------------------
Name of                       Amount and Nature of        Common Stock  Equivalents or   Performance        Percent of
Beneficial Owner              Beneficial Ownership of     Deferred Stock Units(1)        Shares(2)          Outstanding
                              Common Stock                                                                  Common Stock
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
R. B. Catell                          1,794,842(3)(4)         26,872                         64,980             1.12%
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
A. S. Christensen                        12,939(5)            12,975                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
R. J. Fani                              256,653(3)(6)          8,998                         24,610             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
A. H. Fishman                            12,482(5)            17,003                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
J. A. Ives                               68,810(5)             5,214                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
J. R. Jones                              10,928(5)             7,634                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
J. L. Larocca                            13,697(5)             9,686                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
G. C. Larson                                483(7)             1,079                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
G. Luterman                             185,159(3)(8)          4,303                         12,750             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
S. W. McKessy                            10,390(5)(9)         14,056                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
E. D. Miller                              9,726(5)            21,339                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
W. P. Parker Jr.                       316,179(3)             10,537                         21,610             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
V. L. Pryor(10)                              0                     0                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
E. Travaglianti(11)                      8,873(5)                  0                              0             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
S. L. Zelkowitz                        221,245(3)              8,057                         15,350             **
----------------------------- --------------------------- ------------------------------ ------------------ --------------------
All directors and                    4,308,444               192,867                        268,965             2.69%
executives as a group,
including those named
above, a total of 30
persons.
----------------------------- --------------------------- ------------------------------ ------------------ --------------------

**   Less than 1%.

(1) Includes Common Stock Equivalents or Deferred Stock Units. The term "Common Stock Equivalents" refers to units of value which track the performance of Common Stock. Such units do not possess voting rights and have been issued pursuant to the Directors' Deferred Compensation Plan. The term "Deferred Stock Units" also refers to units of value which track the performance of Common Stock. Such units do not possess voting rights and have been issued pursuant to the Officers' Deferred Stock Unit Plan.

(2) Includes performance shares. Performance shares have been granted with a three-year performance period with a threshold, target and maximum performance level. At threshold performance, 50% of the award shall be earned; at target, 100% of the award shall be earned; and at maximum, 150% of the award shall be earned.

(3) Includes shares of common stock issuable pursuant to options that are either currently exercisable or exercisable within 60 days of the date of this Proxy Statement as follows: Mr. Catell - 1,700,561 shares; Mr. Fani - 239,154 shares; Mr. Parker - 295,221 shares; Mr. Zelkowitz - 208,127 shares; and Mr. Luterman - 175,927 shares.

(4)  Mr.  Catell also owns the following  securities of The Houston  Exploration
     Company: 4,000 shares of common stock; 2,000 shares of restricted stock; and 19,000 shares issuable pursuant to stock options that are currently exercisable.

(5) Includes 7,900 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of the date of this Proxy Statement and 973 shares of restricted stock.

(6)  Mr. Fani also owns the  following  securities  of The  Houston  Exploration
     Company: 2,000 shares of restricted stock and 9,000 shares issuable pursuant to stock options that are currently exercisable.

(7)  Comprised of 483 shares of restricted stock.

(8)  Mr. Luterman also owns the following  securities of The Houston Exploration
     Company: 2,000 shares of restricted stock and 13,000 shares issuable pursuant to stock options that are currently exercisable.

(9)  Mr. McKessy also owns the following  securities of The Houston  Exploration
     Company: 2,000 shares of restricted stock and 2,000 shares issuable pursuant to stock options that are currently exercisable.

(10) Ms. Pryor was elected to the Board of Directors  effective  March 10, 2004.

(11) Mr. Travaglianti resigned from the Board of Directors effective February 24, 2004.

Security Ownership of Certain Beneficial Owners

As of March 10, 2004, there were no beneficial owners of more than 5% of the Company's Common Stock.


(c) CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES

Agreements with Executives

Employment Agreements

In September 1998, KeySpan entered into an employment  agreement with Mr. Robert
B. Catell relating to his services as Chairman and Chief Executive Officer which was amended on February 24, 2000 and June 26, 2002. The agreement covers the period beginning July 31, 1998 and ending July 31, 2005. If, during the employment period, KeySpan enters into a definitive agreement in connection with a transaction that constitutes a "change of control" (as defined in the Change of Control Severance Plan described below), the employment period will be extended until 30 days after the consummation of the change of control transaction. In addition to base salary, annual and long-term incentive compensation and other employee benefits, Mr. Catell's employment agreement provides for severance benefits to be paid to him in the event his employment is terminated by KeySpan without cause or if Mr. Catell terminates his employment for good reason. The severance benefits to be provided during the severance period would include: (a) payment to Mr. Catell in a single lump sum of (i) all accrued obligations and (ii) the aggregate amount of salary and annual incentive compensation that he would have received had he remained employed through the end of the employment period; (b) continued accrual of Supplemental Executive Retirement Plan benefits (as provided in the agreement) during the severance period; and (c) continuation of all other employment benefits, as if he had remained employed by KeySpan during the severance period. If Mr. Catell voluntarily terminates his employment, other than for good reason, the Company shall pay the accrued obligations to Mr. Catell and he shall be entitled to supplemental retirement benefits. If Mr. Catell's employment is terminated, the severance period is defined to mean the period from the date of termination through the end of the employment period.

The Company has entered into a supplemental retirement agreement with Mr. Zelkowitz. The agreement provides one year of credited service for each year worked, up to a maximum of ten years, in the calculation of pension benefits. The maximum enhancement would provide an incremental benefit of 15% of the executive's final five-year average earnings under the current pension plan formula. In addition, at retirement, Mr. Zelkowitz will receive Company paid medical and dental coverage at the same level of employee contribution in effect at retirement, which will be grossed up for federal and state taxes. Mr.
Zelkowitz must remain employed through December 2006 in order to fully vest in this benefit. For retirement prior to this date, the benefit will vest pro-rata over a five-year period or 20% per year. If there is a change-in-control, termination without cause, or if Mr. Zelkowitz resigns for good reason, then the five-year vesting requirement will be waived and Mr. Zelkowitz will immediately vest in all additional service provided for in this agreement.

The Company has entered into a supplemental retirement agreement with Mr. Luterman. The agreement provides that Mr. Luterman will receive an annual supplemental retirement amount determined by multiplying Mr. Luterman's qualified and non-qualified pension accruals at age 62 by 35%. This annual supplemental amount will be aggregated with his actual qualified and non-qualified pension benefit at his retirement date. In addition, at retirement, Mr. Luterman will receive Company paid medical and dental coverage at the same level of employee contribution in effect at retirement, which will be grossed up for federal and state taxes. Mr. Luterman must remain employed through June 2005 in order to vest fully in this benefit. For retirement prior to this date, the supplemental amount will vest pro-rata over a three-year period. If there is a change-in-control, termination without cause, or if Mr. Luterman resigns for good reason, then the three-year vesting requirement will be waived and Mr. Luterman will immediately vest in all additional service provided for in this agreement.


(d) INDEBTEDNESS TO SYSTEM COMPANIES

None.

(e) PARTICIPATION IN BONUS AND PROFIT SHARING ARRANGEMENTS AND OTHER BENEFITS

The Corporate Annual Incentive Compensation Plan

The Board of Directors adopted the Corporate Annual Incentive Compensation Plan (the "Corporate Plan") in September 1998. The awards to be earned under the Corporate Plan will be paid as cash (with the option to defer up to 50% of the award in any year, as discussed below) based upon annual performance results. For 2003, the performance measurement period included the twelve-month period from January 1, 2003 to December 31, 2003. The awards for this period were paid in March 2004. The Corporate Plan provides annual incentive awards to officers and all management employees who, by the nature and scope of their positions, regularly and directly make a significant contribution to the success of KeySpan in the achievement of corporate goals that the Committee believes are important to the shareholders of KeySpan. The specific corporate goals for the Corporate Plan are established by management and reviewed and approved by the Committee and the Board of Directors. The Corporate Plan is intended to improve shareholder return and corporate performance and includes goals which encourage growth in earnings per share, improved cash flow, business unit operating income, competitive positioning, customer satisfaction, control of operating expenses and other individual strategic initiatives. Incentive awards as a percentage of cumulative salary paid in connection with 2003 results are based upon both Company and strategic business group performance. The incentive award ranges are established annually by the Committee for eligible executives and management employees in the Corporate Plan. Incentive award levels are intended to provide awards that are competitive within the industry at target award levels when performance results are achieved.

The 2003 Corporate Plan provided for award opportunities to executives. With respect to the Chief Executive Officer, such awards ranged from zero, if below threshold performance levels, up to 80% of cumulative paid salary at target performance levels, with a maximum award potential of 160% of cumulative paid salary at maximum performance levels. For 2003, the Chief Executive Officer had a target award level of 80% of cumulative paid salary with performance criteria based upon consolidated earnings per share, cash flow, customer satisfaction and other individual strategic initiatives. Based upon actual 2003 results, an award payout of 112.7% of cumulative paid salary was approved by the Committee and paid in March 2004. The amount reflected in the Summary Compensation table that was paid in March 2003 for performance during 2002 represented a payout of 116.24% of cumulative paid salary. Upon the recommendation of the Hay Group and the approval of the Committee and the Board, for the year 2004, the Chief Executive Officer's target award remains at 80% of cumulative paid salary. However, based on recent market trends, the maximum award potential for 2004 has been reduced from 160% of cumulative paid salary to 120% of cumulative paid salary. All executives in the Corporate Plan have a portion of their incentive award linked directly to overall corporate performance goals and to the results achieved in their respective strategic business group.

Pursuant to the Officers' Deferred Stock Unit Plan and consistent with the Company's desire to increase officer stock ownership in order to further align the interests of executives and shareholders, the Chief Executive Officer, the Named Executive Officers and certain other executives may elect to defer between 10% to 50% of their annual cash award under the Corporate Plan to purchase deferred stock units ("DSUs"), which track the performance of the Company's Common Stock but do not possess voting rights. Executives will also receive a 20% match by the Company on the amount deferred in each year. The DSUs must be deferred until retirement or resignation and are payable in Common Stock. The match component on the deferral will track the performance of the Company's Common Stock and will generally be payable in cash upon retirement (but not upon resignation) or in the event of an executive's disability, death or upon change of control. The match is forfeited in the event of the executive's resignation prior to retirement. The Chief Executive Officer elected to defer 50% of his 2002 annual award, paid in March 2003 and 50% of his 2003 annual award, paid in March 2004, into a DSU account.

The Long-Term Performance Incentive Compensation Plan

As a result of the Committee's review of the competitiveness of KeySpan's total compensation program, and the Hay Group's review of the long-term incentive plans used by a majority of energy companies, the Committee recommended, and the Board of Directors adopted, the KeySpan Long-Term Performance Incentive Compensation Plan (the "Incentive Plan") in March 1999. The Incentive Plan was subsequently approved by the shareholders at the May 1999 Annual Meeting of Shareholders. On May 10, 2001, shareholders approved an amendment to the Incentive Plan that increased the authorized shares to a total of 19,250,000. As of March 10, 2004, approximately 15,842,985 stock options; 127,408 shares of restricted stock; and 359,365 performance shares have been awarded under the Incentive Plan.

The Incentive Plan provides for the award of incentive stock options, non-qualified stock options, performance shares and restricted shares to key employees, directors and consultants of KeySpan and its subsidiaries as determined by the Committee. The purpose of the Incentive Plan is to optimize KeySpan's performance through incentives that directly link the participant's goals to those of KeySpan's shareholders and to attract and retain participants who make significant contributions to the success of KeySpan.

The stock option component of the Incentive Plan entitles the participants to purchase shares of Common Stock at an exercise price per share determined by the Committee that is no less than the closing price of the Common Stock on the NYSE on the date of the grant. Commencing in 2003, the Company began expensing stock options on a prospective basis in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123. On March 5, 2003, based upon the performance of the Chief Executive Officer, the Committee approved a grant to Mr. Catell of 208,800 non-qualified stock options to purchase Common Stock at an exercise price of $32.40 (vesting on a pro-rata basis over a three or five-year period, depending upon Company performance, or pro-rata upon retirement using the full months of employment from the grant date to retirement, divided by 36 months). In addition, Mr. Catell was also awarded 32,700 performance shares. Performance shares have been granted with a three-year performance period with a threshold, target and maximum performance level. Consistent with the stock option performance goal, performance shares will be measured by comparing KeySpan's cumulative three-year total shareholder return ("TSR"). At threshold performance, 50% of the award shall be earned; at target, 100% of the award shall be earned; and at maximum, 150% of the award shall be earned. If the threshold level of performance is not achieved all shares granted shall be forfeited. In the event of retirement, performance shares shall be distributed based upon results achieved at the end of the performance period and pro-rated through the date of retirement.

Since 2001, the option award process has included a performance goal feature in the stock option vesting schedule for officers which directly links TSR for KeySpan Common Stock to the options granted. The TSR goal measures the total return to shareholders of KeySpan Common Stock, including price appreciation and dividends. KeySpan's performance will be measured against the S&P Utility Group over a three-year performance period, with the goal for KeySpan's TSR to be above the median of those comprising the group. Options were granted with a five-year pro-rata vesting schedule, rather than the traditional three-year pro-rata vesting schedule. If KeySpan achieves its TSR goal at the end of the three-year performance period, then those options that are not yet vested will vest immediately. If the TSR goal is not achieved in year three, the remaining unvested options will continue to vest on the five-year schedule.

On March 10, 2004, the Committee approved a grant to Mr. Catell of 225,100 non-qualified stock options to purchase Common Stock at an exercise price of $37.54 per share and 32,280 performance shares. The options shall vest pro-rata over a five-year period with a ten year exercise period from the date of grant. Vesting will accelerate in the third year upon achievement of the TSR goal. The goal for the three-year TSR has been set at the median of the S&P Utility Group. In the event of retirement, the options shall vest pro-rata using the number of full months of employment from the grant date to retirement, divided by 36 months.

On March 10, 2004, the Committee approved an aggregate of 1,179,200 non-qualified stock options and 169,165 performance shares granted to all officers as a group. The grants of non-qualified stock options and performance shares were made to executives generally determined on the basis of the executive's performance and position within KeySpan and the level of such executive's compensation to focus such executives on the long-term interests of shareholders. The Committee believes that performance based stock options and performance shares are directly linked to KeySpan's shareholder value. Consistent with this philosophy, in 2003 the Committee adopted stock ownership guidelines for directors and officers relating to their ownership of KeySpan Common Stock. These guidelines encourage increased ownership of KeySpan Common Stock and the retention of underlying shares upon the exercise of stock options by directors and officers. Pursuant to the guidelines, the officers of the Company are encouraged to have ownership of KeySpan common stock in the following percentages of their base salary: the Chairman and Chief Executive Officer - 5 times base salary; President and Chief Operating Officer - 4 times base salary; Group Presidents - 3 times base salary; Executive Vice Presidents - 2 times base salary; Senior Vice Presidents - 1.5 times base salary; and Vice Presidents - 1 times base salary. These goals should be reached within five years from the adoption of these guidelines. Officers who do not currently meet the guidelines are encouraged when exercising stock options to retain one-third of the after-tax gain of such transaction in KeySpan Common Stock. Due to the fact that the market price of KeySpan's Common Stock is generally considered the strongest indicator of overall corporate performance, these awards provide a strong incentive to participants by linking compensation to the future value of KeySpan's Common Stock.

Compensation Under Retirement Plans

The Company's retirement plan provides retirement benefits based upon the individual participant's years of service and final average annual compensation (as defined below). The following table sets forth the estimated annual retirement benefits (exclusive of Social Security payments) payable to the Named Executive Officers in the specified compensation and years-of-service categories, assuming continued active service until normal retirement age and that the Company's retirement plan is in effect at such time.

                                                        Benefits ($)
                                                      Years of Service
                 ----------------------------------------------------------------------------------------------------    -----------
Remuneration     15            20             25            30            35             40              45              50
($)
                 ----------    ----------     ----------    ----------    ----------     ------------    ------------    -----------
275,000. . . .   61,875        82,500         103,125       123,750       144,375        165,000         185,625         206,250
350,000. . . .   75,750        105,000        131,250       157,500       183,750        210,000         236,500         262,500
425,000. . . .   95,625        127,500        159,375       191,250       223,125        255,000         286,875         318,750
500,000. . . .   112,500       150,000        187,500       225,000       262,500        300,000         337,500         375,000
575,000. . . .   129,375       172,500        215,625       258,750       301,875        345,000         388,125         431,250
650,000. . . .   146,250       195,000        243,750       292,500       341,250        390,000         438,750         487,500
725,000. . . .   163,125       217,500        271,875       326,250       380,625        435,000         489,375         543,750
800,000. . . .   180,000       240,000        300,000       360,000       420,000        480,000         540,000         600,000
875,000. . . .   196,875       262,500        328,125       393,750       459,375        525,000         590,625         656,250
950,000. . . .   213,750       285,000        356,250       427,500       498,750        570,000         641,250         712,500
1,025,000. . .   230,625       307,500        384,375       461,250       538,125        615,000         691,875         768,750
1,100,000. . .   247,500       330,000        412,500       495,000       577,500        660,000         742,500         825,000
1,175,000. . .   264,375       352,500        440,625       528,750       616,875        705,000         793,125         881,250
1,250,000. . .   281,250       375,000        468,750       562,500       656,250        750,000         843,750         937,500
1,325,000. . .   298,125       397,500        496,875       596,250       695,625        795,000         894,375         993,750
1,400,000. . .   315,000       420,000        525,000       630,000       735,000        840,000         945,000         1,050,000
1,475,000. . .   331,875       442,500        553,125       663,750       774,375        885,000         995,625         1,106,250
1,550,000. . .   348,750       465,000        581,250       697,500       813,750        930,000         1,046,250       1,162,500
1,625,000. . .   365,625       487,500        609,375       731,250       853,125        975,000         1,096,875       1,218,750
1,700,000. . .   382,500       510,000        637,500       765,000       892,500        1,020,000       1,147,500       1,275,000

For purposes of the retirement plan, the final average annual compensation is the average annual compensation for the highest five consecutive years of earnings during the last ten years of credited service. The annual salary and bonus for the current year for the Named Executive Officers is indicated in the Annual Compensation columns of the Summary Compensation Table.

The number of years of credited service for R. B. Catell, the Chairman and Chief Executive Officer, based on continued service to age 69 and pursuant to the terms of his employment agreement, will result in Mr. Catell retiring with 47 years of service. The number of years of credited service for each of the other Named Executive Officers based on continued service with the Company to age 65, normal retirement age, will be as follows: R. J. Fani - 42 years, W. P. Parker Jr. - 43 years, S.L. Zelkowitz - 17 years, and G. Luterman - 10 years.

The Code limits the annual compensation taken into consideration for, and the maximum annual retirement benefits payable to, a participant under the Company's retirement plan. For 2003, these limits were $200,000 and $160,000, respectively. Annual retirement benefits attributable to amounts in excess of these limits are provided for under the Company's excess benefit plan and not under the Company's retirement plan.

Senior Executive Change of Control Severance Plan

As of March 10, 2004, with the exception of Mr. Catell, 47 officers of the Company and certain subsidiaries will participate in the Senior Executive Change of Control Severance Plan (the "Change of Control Plan"). The Change of Control Plan, as amended, provides for the payment of severance and other benefits upon certain qualifying terminations of such executives within two (2) years of a "change of control" of the Company (as defined in the Change of Control Plan). The protection period under the Change of Control Plan commences upon the date that KeySpan enters into a definitive agreement, the transaction contemplated by which will, when consummated, constitute a change of control under the Change of Control Plan and will continue for a period of two years after the effective date of the actual change of control. The benefits payable under the Change of Control Plan generally provide for (i) the payment of the sum of the executive's base salary, incentive compensation and compensation previously deferred by the executive, all through the date of termination; (ii) the payment of an amount equal to three times an executive's base salary and incentive compensation for any President, any Executive Vice President and certain Senior Vice Presidents of KeySpan and certain subsidiaries and two times an executive's base salary and incentive compensation for other officers; (iii) the payment of amounts under retirement plans; and (iv) the continuation of certain other benefits for a period of two to three years depending on the executive's position with the Company. On October 29, 2003, the Board of Directors authorized a five year extension of the Change of Control Plan. The Change of Control Plan expires October 30, 2008, unless extended for an additional period by the Board of Directors; provided that, following a change of control, the Change of Control Plan shall continue until after all the executives who become entitled to any payments thereunder shall have received such payments in full.

(f) RIGHTS TO INDEMNITY

Directors and Officers Liability Insurance and Indemnity

KeySpan has director and officer ("D&O") liability insurance for the purpose of reimbursing the Company when it has indemnified its directors and officers. D&O liability insurance also provides direct payment to KeySpan's directors and officers under certain circumstances when KeySpan has not previously provided indemnification. KeySpan also has liability insurance which provides fiduciary coverage for KeySpan, its directors, officers and employees for any alleged breach of fiduciary duty under the Employee Retirement Income Security Act. The D&O and fiduciary liability insurances were purchased from Associated Electric & Gas Insurance Services, Energy Insurance Mutual Ltd., Zurich Insurance Group, Federal Insurance Company, The Hartford and STARR Excess for a one-year period commencing May 28, 2003 at a total cost of $2,985,358. The Company plans on renewing its D&O liability and fiduciary insurances for a one-year period commencing May 28, 2004.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Expenditures, disbursements or payments during the year, in money, goods or services, directly or indirectly, to or for the account of:


(1) Any political party, candidate for public office or holder of such office, or any committee or agent thereof.

     In June 2003, KeySpan Ravenswood LLC made a monetary contribution of $25,000 into the account of KeySpan Energy State Political Action Committee
("KeysPAC"). KeysPAC is a registered and reporting state political action committee established in accordance with the laws of the State of New York that independently makes political contributions within the State of New York to local state candidates. The $25,000 contribution to KeysPAC was made and reported in accordance with New York law.


(2)  Any citizens group or public relations counsel.

                                          Calendar Year 2003
                                          ------------------

                                                              Accounts Charged
Name of Company and Name                                      if any,
or Number of Recipients                                       Per Books of
or Beneficiaries                          Purpose             Disbursing Company                         Amounts
-------------------------------------     ----------          --------------------------               ------------
None.

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between System companies are as follows:

                                                            Calendar Year 2003**

                               Company              Company                                                         In Effect
Nature of                      Performing           Receiving                                Date of              On Dec. 31st
Transactions                   Service              Service             Compensation         Contract              (Yes or No)
----------------               --------------       ------------        -----------------    -----------          ----------------
None.

** Certain contracts for miscellaneous services aggregating less than $100,000 in consideration therefore, or which are exempted by Rules 85, 87(a)(3), 87(b)(2), 87(b)(4) and/or 87(b)(5) have been omitted.


Part. II. Contracts to purchase services or goods between any System company and
(i) any affiliate company (other than a System company); or (ii) any other company in which any officer or director of the System company, receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities.

None.

Part III. Employment of any other person, by any System company, for the performance on a continuing basis, of management, supervisory or financial advisory services.

None.


ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I. The following table shows the required information for investment in exempt wholesale generation and foreign utility companies as of December 31, 2003:

Foreign Utility Companies (FUCO):

     None.

Exempt Wholesale Generators (EWG):

(a) Company name, business address, facilities and interest held

     KeySpan-Ravenswood, LLC, One MetroTech Center, Brooklyn, NY 11201; Owns and operates the 2,168-megawatt Ravenswood electric-generating facility which represents approximately 25% of New York City's "in-city" electric-generation capacity; KeySpan Corporation owns 100%.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates

     Capital invested - $877.320[1] million
     Recourse debt - None.
     Guarantees - None.
     Asset transfers - None.

(c) Debt to equity ratio and earnings

     Debt to equity ratio - 34.0%; Earnings - $69.902 million

(d) Contracts for service, sales or construction with affiliates

     There is a service level agreement between KeySpan-Ravenswood, LLC and KeySpan Corporate Services LLC. Additionally, KeySpan-Ravenswood Services Corp. operates the plant.

(a) Company name, business address, facilities and interest held

     KeySpan-Port Jefferson Energy Center, LLC, One MetroTech Center, Brooklyn, NY 11201; is a Delaware corporation and is an exempt wholesale generator ("EWG"). KeySpan-Port Jefferson developed and constructed a 79.9 megawatt electric peaking facility on Long Island, New York. It sells wholesale capacity, energy and ancillary services at market based rates approved by the Federal Energy Regulatory Commission ("FERC"). The facility commenced commercial operations on July 1, 2002. Pursuant to its market based rate authority, KeySpan-Port Jefferson entered into an agreement with the Long Island Power Authority ("LIPA") to sell all the capacity, energy and ancillary services from the facility for twenty five (25) years. LIPA provides electricity to approximately 1 million customers on Long Island.

------------

1 $331,771 million of the total capital invested has been invested in an expansion to the Ravenswood facility. The expansion will add a 250-megawatt state-of-the-art gas-fired combined-cycle. The new facility was synchronized to the electric grid in December 2003, and it is anticipated that it will be operational in the second quarter of 2004.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates

     Capital invested - $104.409 million
     Recourse debt - None.
     Guarantees - None.
     Asset transfers - None.

(c) Debt to equity ratio and earnings

     Debt to equity ratio - 77.0%; Earnings - $2.920 million

(d) Contracts for service, sales or construction with affiliates

     There is a service agreement between KeySpan-Port Jefferson with each of KeySpan Corporate Services LLC and KeySpan Engineering and Survey, Inc.

(a) Company name, business address, facilities and interest held

     KeySpan-Glenwood Energy Center, LLC, One MetroTech Center, Brooklyn, NY 11201; is a Delaware corporation and is an exempt wholesale generator ("EWG"). KeySpan-Glenwood developed and constructed a 79.9 megawatt electric peaking facility on Long Island, New York. It sells wholesale capacity, energy and ancillary services at market based rates approved by the Federal Energy Regulatory Commission ("FERC"). Pursuant to its market based rate authority, KeySpan-Glenwood entered into an agreement with the Long Island Power Authority ("LIPA") to sell all the capacity, energy and ancillary services from the facility for twenty five (25) years. LIPA provides electricity to approximately 1 million customers on Long Island.

(b) Capital invested, recourse debt, guarantees and transfer of assets between affiliates

     Capital invested - $94.322 million
     Recourse debt - None.
     Guarantees - None.
     Asset transfers - None.

(c) Debt to equity ratio and earnings

     Debt to equity ratio - 61.5%; Earnings - $2.930 million

(d) Contracts for service, sales or construction with affiliates

     There is a service agreement between KeySpan-Glenwood with each of KeySpan Corporate Services LLC and KeySpan Engineering and Survey, Inc.

Part II.  See Exhibit's G and H

Part III. KeySpan Corporation's aggregate investment in FUCO's is $0 after it sold its investment in Phoenix Natural Gas in the fourth quarter of 2003; and its aggregate investment in EWG's is $ 1,076,051,000 as of December 31, 2003. KeySpan Corporation's aggregate investment in FUCO's and EWG's is 41.9% of its aggregate capital investment in its domestic public-utility subsidiary companies.


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

(Filed confidentially pursuant to Rule 104)

                       OPINION OF INDEPENDENT ACCOUNTANTS

     The Opinion of Independent Accountants as to KeySpan Corporations's consolidated financial statements and the footnotes to such statements for the year ended December 31, 2003, has been filed along with KeySpan Corporation's Annual Report on Form 10-K and is incorporated by reference herein as if the same were filed in its entirety herewith.

                                    EXHIBIT A








     The KeySpan Corporation Annual Report on Form 10-K for the Period from January 1, 2003 to December 31, 2003, and the exhibits thereto, filed on behalf of itself and each of its subsidiaries is incorporated by reference herein as if the same were filed in its entirety herewith.

                                    EXHIBIT B

     Each of the following documents, unless otherwise provided herein, has been filed as Exhibit 3.1 to KeySpan Corporation's Annual Report on Form 10-K for the Period from January 1, 2003 to December 31, 2003, and is incorporated by reference herein as if the same were filed in its entirety herewith:

     Certificate of Incorporation of the Company effective April 16, 1998, Amendment to Certificate of Incorporation of the Company effective May 26,1998, Amendment to Certificate of Incorporation of the Company effective June 1, 1998, Amendment to the Certificate of Incorporation of the Company effective April 7, 1999 and Amendment to the Certificate of Incorporation of the Company effective May 20, 1999 (filed as Exhibit 3.1 to the Company's Form 10-Q for the quarterly period ended June 30, 1999).

     Each of the following documents, unless otherwise provided herein, has been filed as Exhibit 3.2 to KeySpan Corporation's Annual Report on Form 10-K for the Period from January 1, 2003 to December 31, 2003, and is incorporated by reference herein as if the same were filed in its entirety herewith:

     ByLaws of the Company as amended June 25, 2003 (filed as Exhibit 3.1 to the Company's Form 10-Q for the period ended June 30, 2003).

                                    EXHIBIT C


     Each of the following documents, unless otherwise provided herein, has been filed under the exhibit number indicated below as an exhibit to KeySpan Corporation's Annual Report on Form 10-K for the period from January 1, 2003 to December 31, 2003 and is incorporated by reference herein as if the same were filed in its entirety herewith:


Exhibit
Number
from
Form 10-K    Exhibit
---------    -------


2         Purchase Agreement by and among Eastern  Enterprises,  Landgrove Corp.
          and KeySpan Corporation for the acquisition of Midland Enterprises dated as of January 23, 2002 (filed as Exhibit 2 to the Company's Form 10-K for the year ended December 31, 2001)

3.1 Certificate of Incorporation of the Company effective April 16, 1998, Amendment to Certificate of Incorporation of the Company effective May 26, 1998, Amendment to Certificate of Incorporation of the Company effective June 1, 1998, Amendment to the Certificate of Incorporation of the Company effective April 7, 1999 and Amendment to the Certificate of Incorporation of the Company effective May 20, 1999 (filed as Exhibit 3.1 to the Company's Form 10-Q for the quarterly period ended June 30, 1999)

3.2 ByLaws of the Company in effect as of June 25, 2003, as amended (filed as Exhibit 3.1 to the Company's Form 10-Q for the quarterly period ended June 30, 2003)

4.1-a Indenture, dated as of November 1, 2000, between KeySpan Corporation and the Chase Manhattan Bank, as Trustee, with respect to the issuance of Debt Securities (filed as Exhibit 4-a to Amendment No. 1 to Form S-3 Registration Statement No. 333-43768 and filed as Exhibit 4-a to the Company's Form 8-K on November 20, 2000)

4.1-b Form of Note issued in connection with the issuance of the 7.25% notes issued on November 20, 2000 (filed as Exhibit 4-b to the Company's Form 8-K on November 20, 2000)

4.1-c Form of Note issued in connection with the issuance of the 7.625% notes issued on November 20, 2000 (filed as Exhibit 4-c to the Company's Form 8-K on November 20, 2000)

4.1-d Form of Note issued in connection with the issuance of the 8.0% notes issued on November 20, 2000 (filed as Exhibit 4-d to the Company's Form 8-K on November 20, 2000)

4.1-e Form of Note issued in connection with the issuance of the 6.15% notes issued on May 24, 2001 (filed as Exhibit 4 to the Company's Form 8-K on May 24, 2001)

4.2-a Indenture, dated December 1, 1999, between KeySpan and KeySpan Gas East Corporation, the Registrants, and the Chase Manhattan Bank, as Trustee, with respect to the issuance of Medium-Term Notes, Series A, (filed as Exhibit 4-a to Amendment No. 1 to the Company's and KeySpan Gas East Corporation's Form S-3 Registration Statement No. 333-92003)

4.2-b Form of Medium-Term Note issued in connection with the issuance of KeySpan Gas East Corporation 7 7/8% notes issued on February 1, 2000 (filed as Exhibit 4 to the Company's Form 8-K on February 1, 2000)

4.2-c Form of Medium-Term Note issued in connection with the issuance of KeySpan Gas East Corporation 6.9% notes issued on January 19, 2001 (filed as Exhibit 4.3 to the Company's Form 10-K for the year ended December 31, 2000)

4.3 Credit Agreement among KeySpan Corporation, the several Lenders, ABN AMRO Bank, N.V., as Syndication Agent, Bank One, N. A. and Wachovia Bank, N.A, as Co-Documentation Agents, and J.P. Morgan Chase Bank, as Administrative Agent for $450 million, dated as of June 27, 2003 (filed as Exhibit 4.1 to the Company's Form 10-Q for the quarterly period ended June 30, 2003)

4.4 Credit Agreement among KeySpan Corporation, the several Lenders, Citibank N.A., as Syndication Agent, Bank of New York and The Royal Bank of Scotland PLC, as Co-Documentation Agents, and J.P. Morgan Chase Bank, as Administrative Agent for $850 million, dated as of June 27, 2003 (filed as Exhibit 4.1 to the Company's Form 10-Q for the quarterly period ended June 30, 2003)

4.5-a Participation Agreements dated as of February 1, 1989, between NYSERDA and The Brooklyn Union Gas Company relating to the Adjustable Rate Gas Facilities Revenue Bonds ("GFRBs") Series 1989A and Series 1989B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1989)

4.5-b Indenture of Trust, dated February 1, 1989, between NYSERDA and Manufacturers Hanover Trust Company, as Trustee, relating to the Adjustable Rate GFRBs Series 1989A and 1989B (filed as Exhibit 4 to the Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1989)

4.5-c First Supplemental Participation Agreement dated as of May 1, 1992 to Participation Agreement dated February 1, 1989 between NYSERDA and The Brooklyn Union Gas Company relating to Adjustable Rate GFRBs, Series 1989A & B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1992)

4.5-d First Supplemental Trust Indenture dated as of May 1, 1992 to Trust Indenture dated February 1, 1989 between NYSERDA and Manufacturers Hanover Trust Company, as Trustee, relating to Adjustable Rate GFRBs, Series 1989A & B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1992)

4.6-a Participation Agreement, dated as of July 1, 1991, between NYSERDA and The Brooklyn Union Gas Company relating to the GFRBs Series 1991A and 1991B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1991)

4.6-b Indenture of Trust, dated as of July 1, 1991, between NYSERDA and Manufacturers Hanover Trust Company, as Trustee, relating to the GFRBs Series 1991A and 1991B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1991)

4.7-a Participation Agreement, dated as of July 1, 1992, between NYSERDA and The Brooklyn Union Gas Company relating to the GFRBs Series 1993A and 1993B (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1992)

4.7-b Indenture of Trust, dated as of July 1, 1992, between NYSERDA and Chemical Bank, as Trustee, relating to the GFRBs Series 1993A and 1993B (filed as Exhibit 4 to The Brooklyn Union Gas Company Form 10-K for the year ended September 30, 1992)

4.8-a First Supplemental Participation Agreement dated as of July 1, 1993 to Participation Agreement dated as of June 1, 1990, between NYSERDA and The Brooklyn Union Gas Company relating to GFRBs Series C (filed as
          Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1993)

4.8-b First Supplemental Trust Indenture dated as of July 1, 1993 to Trust Indenture dated as of June 1, 1990 between NYSERDA and Chemical Bank, as Trustee, relating to GFRBs Series C (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1993)

4.9-a Participation Agreement, dated July 15, 1993, between NYSERDA and Chemical Bank as Trustee, relating to the GFRBs Series D-1 1993 and Series D-2 1993 (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form S-8 Registration Statement No. 33-66182)

4.9-b Indenture of Trust, dated July 15, 1993, between NYSERDA and Chemical Bank as Trustee, relating to the GFRBs Series D-1 1993 and D-2 1993 (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form S-8 Registration Statement No. 33-66182)

4.10-a Participation Agreement, dated January 1, 1996, between NYSERDA and The Brooklyn Union Gas Company relating to GFRBs Series 1996 (filed as
          Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1996)

4.10-b Indenture of Trust, dated January 1, 1996, between NYSERDA and Chemical Bank, as Trustee, relating to GFRBs Series 1996 (filed as
          Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1996)

4.11-a Participation Agreement, dated as of January 1, 1997, between NYSERDA and The Brooklyn Union Gas Company relating to GFRBs 1997 Series A (filed as Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1997)

4.11-b Indenture of Trust, dated January 1, 1997, between NYSERDA and Chase Manhattan Bank, as Trustee, relating to GFRBs 1997 Series A (filed as
          Exhibit 4 to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1997)

4.11-c Supplemental Trust Indenture, dated as of January 1, 2000, by and between New York State NYSERDA and The Chase Manhattan Bank, as Trustee, relating to the GFRBs 1997 Series A (filed as Exhibit 4.11 to the Company's Form 10-K for the year ended December 31, 1999)

4.12-a Participation Agreement dated as of December 1, 1997 by and between NYSERDA and Long Island Lighting Company relating to the 1997 EFRBs, Series A (filed as Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ended September 30, 1998)

4.12-b Indenture of Trust dated as of December 1, 1997 by and between NYSERDA and The Chase Manhattan Bank, as Trustee, relating to the 1997 Electric Facilities Revenue Bonds (EFRBs), Series A (filed as Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ended September 30, 1998)

4.13-a Participation Agreement, dated as of October 1, 1999, by and between NYSERDA and KeySpan Generation LLC relating to the 1999 Pollution Control Refunding Revenue Bonds, Series A (filed as Exhibit 4.10 to the Company's Form 10-K for the year ended December 31, 1999)

4.13-b Trust Indenture, dated as of October 1, 1999, by and between NYSERDA and The Chase Manhattan Bank, as Trustee, relating to the 1999 Pollution Control Refunding Revenue Bonds, Series A (filed as Exhibit
          4.10 to the Company's Form 10-K for the year ended December 31, 1999)

4.14-a    Lease  Agreement,  dated as of  November  1, 2003,  by and between the
          Suffolk  County   Industrial   Development   Agency  and  KeySpan-Port
          Jefferson Energy Center, LLC

4.14-b Company Lease Agreement, dated as of November 1, 2003, by and between KeySpan-Port Jefferson Energy Center, LLC and the Suffolk County Industrial Development Agency

4.14-c Guaranty, dated as of November 26, 2003, from KeySpan Corporation to the Suffolk County Industrial Development Agency

4.15-a Lease Agreement, dated as of November 1, 2003, by and between the Nassau County Industrial Development Agency and KeySpan-Glenwood Energy Center, LLC

4.15-b Company Lease Agreement, dated as of November 1, 2003, by and between KeySpan-Glenwood Energy Center, LLC and the Nassau County Industrial Development Agency

4.15-c Guaranty, dated as of November 26, 2003, from KeySpan Corporation to the Nassau County Industrial Development Agency

4.16 Indenture dated as of December 1, 1989 between Boston Gas Company and The Bank of New York, Trustee (filed as Exhibit 4.2 to Boston Gas Company's Form S-3 (File No. 33-31869))

4.17 Agreement of Registration, Appointment and Acceptance dated as of November 18, 1992 among Boston Gas Company, The Bank of New York as Resigning Trustee, and The First National Bank of Boston as Successor Trustee (filed as an Exhibit to Boston Gas Company's S-3 Registration Statement (File No. 33-31869))

4.18 Second Amended and Restated First Mortgage Indenture for Colonial Gas Company dated as of June 1, 1992 (filed as Exhibit 4(b) to Colonial Gas Company's Form 10-Q for the quarter ended June 30, 1992)

4.19 First Supplemental Indenture for Colonial Gas Company dated as of June 15, 1992 (filed as Exhibit 4(c) to Colonial Gas Company's Form 10-Q for the quarter ended June 30, 1992)

4.20 Second Supplemental Indenture for Colonial Gas Company dated as of September 27, 1995 (filed as Exhibit 4(c) to Colonial Gas Company's Form 10-K for the fiscal year ended December 31, 1995)

4.21 Amendment to Second Supplemental Indenture for Colonial Gas Company dated as of October 12, 1995 (filed as Exhibit 4(d) to Colonial Gas Company's Form 10-K for the fiscal year ended December 31, 1995)

4.22 Third Supplemental Indenture for Colonial Gas Company dated as of December 15, 1995 (filed as Exhibit 4(f) to Colonial Gas Company's Form S-3 Registration Statement dated January 5, 1998)

4.23 Fourth Supplemental Indenture for Colonial Gas Company dated as of March 1, 1998 (filed as Exhibit 4(l) to Colonial Gas Company's Form 10-Q for the quarter ended March 31, 1998)

4.24 Trust Agreement dated as of June 22, 1990 between Colonial Gas Company (as Trustor) and Shawmut Bank, N.A. (as Trustee) (filed as Exhibit 10(d) to Colonial Gas Company's Form 10-Q for the period ended June 30, 1990)

4.25 Gas Service, Inc. General and Refunding Mortgage Indenture, dated as of June 30, 1987, as amended and supplemented by a First Supplemental Indenture, dated as of October 1, 1988, and by a Second Supplemental Indenture, dated as of August 31, 1989 (filed as Exhibit 4.1 to EnergyNorth Natural Gas, Inc.'s Form 10-K for the fiscal year ended September 30, 1989 (File No. 0-11035))

4.26 Third Supplemental Indenture, dated as of September 1, 1990, to Gas Service, Inc.'s General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.2 to EnergyNorth Natural Gas, Inc.'s Form 10-K for the fiscal year ended September 30, 1990 (File No. 0-11035))

4.27 Fourth Supplemental Indenture, dated as of January 10, 1992, to Gas Service, Inc.'s General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.3 of EnergyNorth Natural Gas, Inc.'s Form 10-K for the fiscal year ended September 30, 1992 (File No. 0-11035))

4.28 Fifth Supplemental Indenture, dated as of February 1, 1995, to Gas Service, Inc.'s General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.4 to EnergyNorth Natural Gas, Inc.'s Form 10-K for the fiscal year ended September 30, 1996 (File No. 1-11441))

4.29 Sixth Supplemental Indenture, dated as of September 15, 1997, to Gas Service, Inc.'s General and Refunding Mortgage Indenture, dated as of June 30, 1987 (filed as Exhibit 4.5 to EnergyNorth Natural Gas, Inc.'s Amendment No. 1 to Registration Statement on Form S-1, No. 333-32949, dated September 10, 1997)

4.30 Indenture dated as of June 1, 1986 between Essex Gas Company and Centerre Trust Company of St. Louis, Trustee (filed as an Exhibit to Essex Gas Company's Registration Statement on Form S-2, filed June 19, 1986 (File No. 33-6597))

4.31 Twelfth Supplemental Indenture dated as of December 1, 1990, between Essex Gas Company and Centerre Trust Company of St. Louis, Trustee, providing for a 10.10% Series due 2020 (filed as Exhibit 4-14 to Essex Gas Company's Form 10-Q for the quarter ended February 28, 1991)

4.32 Fifteenth Supplemental Indenture dated as of December 1, 1996, between Essex Gas Company and Centerre Trust Company of St. Louis, Trustee, providing for a 7.28 % Series due 2017 (filed as Exhibit 4.5 to the Essex Gas Company's Form 10-Q for the quarter ended February 28, 1997)

4.33 Bond Purchase Agreement dated December 1, 1990, between Allstate Life Insurance Company of New York and Essex County Gas Company (filed as an Exhibit to Essex Gas Company's Form 10-Q for the quarter ended February 28, 1991)

4.34 Letter of Credit and Reimbursement Agreement dated December 9, 2003, by and between KeySpan Generation LLC and Royal Bank of Scotland Bank PLC

4.35 Indenture, dated as of March 2, 1998, between The Houston Exploration Company and The Bank of New York, as Trustee, with respect to the 8 5/8% Senior Subordinated Notes Due 2008 (including form of 8 5/8% Senior Subordinated Note Due 2008) (filed as Exhibit 4.1 to The Houston Exploration Company's Registration Statement on Form S-4 (No. 333-50235))

4.36 Indenture, dated as of June 10, 2003, between The Houston Exploration Company and the Bank of New York, as Trustee, with respect to the 7% Senior Subordinated Notes due 2013. (filed as Exhibit 4.2 to The Houston Exploration Company's Registration Statement on Form S-4 (No. 333-106836)

10.1 Amendment, Assignment and Assumption Agreement dated as of September 29, 1997 by and among The Brooklyn Union Gas Company, Long Island Lighting Company and KeySpan Energy Corporation (filed as Exhibit 2.5 to Schedule 13D by Long Island Lighting Company on October 24, 1997)


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


10.2 Agreement and Plan of Merger dated as of June 26, 1997 by and among BL Holding Corp., Long Island Lighting Company, Long Island Power Authority and LIPA Acquisition Corp. (filed as Annex D to Registration Statement on Form S-4, No. 333-30353 on June 30, 1997)

10.3 Agreement of Lease between Forest City Jay Street Associates and The Brooklyn Union Gas Company dated September 15, 1988 (filed as an
          Exhibit to The Brooklyn Union Gas Company's Form 10-K for the year ended September 30, 1996)

10.4-a Management Services Agreement between Long Island Power Authority and Long Island Lighting Company dated as of June 26, 1997 (filed as Annex D to Registration Statement on Form S-4, No. 333-30353, on June 30,
          1997)

10.4-b Amendment dated as of March 29, 2002 to Management Services Agreement between Long Island Lighting Company d/b/a LIPA and KeySpan Electric Services LLC dated as of June 26, 1997 (filed as Exhibit 10.4-b to the Company's Annual Report on Form 10-K for the year ended December 31,
          2002)


10.5 Power Supply Agreement between Long Island Lighting Company and Long Island Power Authority dated as of June 26, 1997 (filed as Annex D to Registration Statement on Form S-4, No. 333-30353, on June 30, 1997)

10.6-a Energy Management Agreement between Long Island Lighting Company and Long Island Power Authority dated as of June 26, 1997 (filed as Annex D to Registration Statement on Form S-4, No. 333-30353, on June 30,
          1997)

10.6-b Amendment dated as of March 29, 2002 to Energy Management Agreement between Long Island Lighting Company d/b/a LIPA and KeySpan Energy Trading Services LLC dated as of June 26, 1997 (filed as Exhibit 10.6-b to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.7-a Generation Purchase Rights Agreement between Long Island Lighting Company and Long Island Power Authority dated as of June 26, 1997 (filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.7-b Amendment dated as of March 29, 2002 to Generation Purchase Right Agreement by and between KeySpan Corporation as Seller, and Long Island Lighting Company d/b/a LIPA as Buyer, dated as of June 26, 1997 (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002)

10.8 Employment Agreement dated September 10, 1998, between KeySpan and Robert B. Catell (filed as Exhibit (10)(b) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998)

10.9      First  Amendment  dated as of February  24,  2000,  to the  Employment
          Agreement dated September 10, 1998, between KeySpan and Robert B. Catell (filed as Exhibit 10.12-a to the Company's Annual Report on Form 10-K for the year ended December 31, 2000)

10.10 Second Amendment dated as of June 26, 2002, to the Employment Agreement dated September 10, 1998, between KeySpan and Robert B. Catell (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002)


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


10.11 Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Gerald Luterman (filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)


10.12 Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Steven L. Zelkowitz (filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)


10.13 Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and David J. Manning (filed as Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.14 Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Neil Nichols (filed as Exhibit 10.14 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.15 Supplemental Retirement Agreement dated July 1, 2002 between KeySpan and Elaine Weinstein (filed as Exhibit 10.15 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.16     Directors' Deferred Compensation Plan effective April 2003

10.17     Officers'  Deferred Stock Unit Plan of KeySpan  Corporation  (filed as
          Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.18     Officers'  Deferred Stock Unit Plan KeySpan  Services,  Inc. (filed as
          Exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.19     Corporate Annual Incentive Compensation and Gainsharing Plan (filed as
          Exhibit 10.20 to the Company's Form 10-K for the year ended December 31, 2000)

10.20 Senior Executive Change of Control Severance Plan effective as of October 29, 2003

10.21 KeySpan's Amended Long Term Performance Incentive Compensation Plan (filed as Exhibit A to the Company's 2001 Proxy Statement filed on March 23, 2001)

10.22 Rights Agreement dated March 30, 1999, between the KeySpan and the Rights Agent (filed as Exhibit 4 to the Company's Form 8-K filed on March 30, 1999)

10.23 Generating Plant and Gas Turbine Asset Purchase and Sale Agreement for the Ravenswood Generating Plants and Gas Turbines dated January 28, 1999, between the Company and Consolidated Edison Company of New York, Inc. (filed as Exhibit 10(a) to the Company's Form 10-Q for the quarterly period ended March 31, 1999)

10.24 Lease Agreement dated June 9, 1999, between KeySpan-Ravenswood, LLC and LIC Funding, Limited Partnership (filed as Exhibit 10.2 to the Company's Form 10-Q for the quarterly period ended June 30, 1999)

10.25 First Amendment to the Lease Agreement between KeySpan-Ravenswood, LLC and LIC Funding, Limited Partnership, dated as of June 27, 2002 (filed as Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

10.26 Guaranty dated June 9, 1999, from KeySpan in favor of LIC Funding, Limited Partnership (filed as Exhibit 10.1 to the Company's Form 10-Q for the quarterly period ended June 30, 1999)

10.27 Purchase Agreement by and among Duke Energy Gas Transmission Corporation, Algonquin Energy, Inc., KeySpan LNG GP, LLC and KeySpan LNG LP, dated as of December 12, 2002 (filed as Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended December 31,
          2002)

10.28 Restated Exploration Agreement between The Houston Exploration Company and KeySpan Exploration and Production, L.L.C., dated June 30, 2000, (filed as Exhibit 10.1 to The Houston Exploration Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, File No. 001-11899)

10.29-a Revolving Credit Facility between The Houston Exploration Company and Wachovia Bank, National Association, as issuing bank and administrative agent, Bank of Nova Scotia and Fleet National Bank as co-syndication agents and BNP Paribas as documentation agent dated
          July 15, 2002 (filed as Exhibit 10.1 to The Houston Exploration Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 001-11899)

10.29-b First Amendment to Credit Agreement among The Houston Exploration Company, the lenders Wachovia Bank, National Association, as issuing bank and as administrative agent, The Bank of Nova Scotia and Fleet National Bank, as co-syndication agents; and BNP Paribas, as documentation agent, effective June 5, 2003 (filed as Exhibit 10.1 to The Houston Exploration Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 001-11899)).

10.29-c Second Amendment to Credit Agreement among The Houston Exploration Company, the lenders named therein, Wachovia Bank, National Association, as issuing bank and as administrative agent, The Bank of Nova Scotia and Fleet National Bank, as co-syndication agents; and BNP Paribas, as documentation agent, effective September 3, 2003 (filed as Exhibit 10.1 to The Houston Exploration Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-11899)).

10.30-a Credit Agreement among KeySpan Energy Development Co. several Lenders and the Royal Bank of Canada, as Agent, for $125,000,000 (Canadian) Credit Facility, dated as of October 13, 2000 (filed as Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.30-b Consent, Waiver and Amending Agreement among KeySpan Energy Development Co., several Lenders and the Royal Bank of Canada, as Agent, for the $125,000,000 (Canadian) Credit Facility, dated as of December 22, 2000 (filed as Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.30-c Second Amending Agreement among KeySpan Energy Development Co., several Lenders and the Royal Bank of Canada, as Agent, for the $125,000,000 (Canadian) Credit Facility, dated as of October 12, 2001 (filed as Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.30-d Extendible Revolving Credit Facility Amended and Restated Credit Agreement among KeySpan Energy Development Co., National Bank Financial, ATB Financial and Certain Financial Institutions with National Bank of Canada, dated as of January 24, 2003

10.31-a Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent, dated July 29, 1999 (filed as Exhibit 10.37-a to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.31-b First Amending Agreement dated as of October 13, 2000 to the Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent dated July 29, 1999 (filed as Exhibit 10.37-b to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.31-c Second Amending Agreement dated as of December 15, 2000 to the Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent dated July 29, 1999 (filed as Exhibit 10.37-c to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.31-d Third Amending Agreement dated as of December 20, 2002 to the Credit Agreement among KeySpan Energy Development Co., Borrower, the Several Lenders' and Royal Bank of Canada, Administrative Agent dated July 29, 1999

10.32 Guarantee Agreement by KeySpan Corporation in favor of the Several Lenders to KeySpan Energy Development Co. dated as of July 29, 1999 (filed as Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

10.33 Registration Rights Agreement dated as of July 2, 1996 between The Houston Exploration Company and THEC Holdings Corp. (filed as Exhibit
          10.13 to The Houston Exploration Company's Registration Statement on Form S-1 (Registration No. 333-4437))

10.34 Registration Rights Agreement between The Houston Exploration Company and Smith Offshore Exploration Company (filed as Exhibit 10.15 to The Houston Exploration Company's Registration Statement on Form S-1 (Registration No. 333-4437))

10.35 Registration Rights Agreement dated as of June 5, 2003, among The Houston Exploration Company and Wachovia Securities, Inc., Lehman Brothers Inc., BNP Paribas Securities Corp., Fleet Securities, Inc. and Scotia Capital (USA) Inc., as Initial Purchasers. (Exhibit 4.5 to The Houston Exploration Company's Registration Statement on Form S-4 (Registration No. 333-106836))

12 Computation in support of ratio of earnings to fixed charges and ratio of combined fixed charges and dividends.

14        Code of Ethics

21        Subsidiaries of the Registrant

23.1      Consent of Deloitte & Touche LLP, Independent Auditors

23.2      Consent  of  Netherland,   Sewell  &  Associates,   Inc.,  Independent
          Petroleum Consultants

23.3      Consent of Miller and Lents, Ltd., Independent Petroleum Consultants

24.1      Power of Attorney executed by Andrea S. Christensen on March 10, 2004

24.2      Power of Attorney executed by Alan H. Fishman on March 10, 2004

24.3      Power of Attorney executed by J. Atwood Ives on March 10, 2004

24.4      Power of Attorney executed by James R. Jones on March 10, 2004

24.5      Power of Attorney executed by James L. Larocca on March 10, 2004

24.6      Power of Attorney executed by Gloria C. Larson on March 10, 2004

24.7      Power of Attorney executed by Stephen W. McKessy on March 10, 2004

24.8      Power of Attorney executed by Edward D. Miller on March 10, 2004

24.9 Certified copy of the Resolution of the Board of Directors authorizing signatures pursuant to power of attorney

31.1      Certification of the Chairman and Chief Executive  Officer pursuant to
          Section 302 of the Sarbanes-Oxley Act of 2002

31.2 Certification of the Executive Vice President and Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1      Certification of the Chairman and Chief Executive  Officer pursuant to
          Section 906 of the Sarbanes-Oxley Act of 2002

32.2 Certification of the Executive Vice President and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

                                   EXHIBIT D


     By order dated November 8, 2000, in File No. 70-9699 as corrected by an order dated December 1, 2000 (collectively, the "Financing Order"), the Commission reserved jurisdiction over KeySpan's proposal for implementation of an agreement for the allocation of consolidated taxes among KeySpan and its Subsidiaries[1] following the Mergers.[2]

     In the application underlying the Financing Order (the "Financing Application"), the Commission reserved jurisdiction over the implementation of such a tax allocation agreement because KeySpan indicated that the proposed tax allocation agreement may provide for the retention by KeySpan of certain payments for tax losses that have been generated by it, in the limited and discrete circumstances where the losses were incurred in connection with the Acquisition Debt (as defined below) related to the Mergers, rather than the allocation of such losses to Subsidiaries without payment as would otherwise be required by Rule 45(c)(5) under the Public Utility Holding Company Act of 1935 (the "Act"). KeySpan filed a form of tax allocation agreement as Exhibit F-1 to the Financing Application. KeySpan, along with its post-effective amendment no. 14 to the Financing Application ("Amendment 14"), filed on May 8, 2003 (File No. 70-09699) as Exhibit B a revised tax allocation agreement (the "Tax Allocation Agreement") which Tax Allocation Agreement is incorporated by reference herein as if the same were filed in its entirety herewith.

     KeySpan  and  its  Subsidiaries  in  Amendment  14  requested   release  of
jurisdiction  over  implementation  of  the  Tax  Allocation   Agreement.   This
proceeding is pending.



--------
1 KeySpan's Subsidiaries include all direct and indirect existing and future subsidiaries, whether they are Utility Subsidiaries, Intermediate Holding Companies (i.e., KeySpan Energy Corporation and KeySpan New England, LLC), Non-Utility Subsidiaries or otherwise.

2 Prior to the expiration of the authorization period (December 31, 2003) provided by the Financing Order, KeySpan filed a new application on Form U-1/A in File No. 70-10129 seeking authority to engage in various financing transactions through December 31, 2006. The Commission issued an order in that proceeding on December 18, 2003 (Holding Co. Act Release No. 27776, File No. 70-10129) and KeySpan presently operates under the authority granted by that financing order (the "Present Financing Order").

                                    EXHIBIT E


     Chart of Accounts for KeySpan Corporation System Companies (Pursuant to Rule 26):

     The  Federal  Energy  Regulatory  Commission  ("FERC")  Uniform  System  of
Accounts is used by most of the KeySpan Corporation system companies with modifications as necessary to account for non-utility business operations. Certain KeySpan system companies do not follow the FERC Uniform System of Accounts; those companies use the typical commercial chart of accounts applicable for that type of business operation.

                                    EXHIBIT F


     The requested information is included with the consolidated financials of KeySpan Corporation which are filed confidentially herewith pursuant to Rule 104.

                                   EXHIBIT G


     Organizational chart showing the relationship of each EWG and FUCO to other system companies:

     Each direct and indirect subsidiary of KeySpan Corporation listed below is owned by the company immediately above it that is not indented to the same degree. The percentage ownership is 100% except where otherwise indicated.

KeySpan Corporation

        KeySpan Generation LLC

               KeySpan Port-Jefferson Energy Center, LLC (EWG)

               KeySpan Glenwood Energy Center, LLC (EWG)

        KeySpan-Ravenswood, LLC (EWG)

                                    EXHIBIT H

     The requested information is contained in the consolidated financials of KeySpan Corporation which are filed confidentially herewith pursuant to Rule
104. Audited Financials are unavailable.

                                    SIGNATURE

     KeySpan Corporation and each of its subsidiaries has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                             KEYSPAN CORPORATION ON
                                             BEHALF OF ITSELF AND EACH OF
                                             ITS SUBSIDIARIES



                                          By:  /s/ Joseph F. Bodanza
                                             ------------------------------
                                               Joseph F. Bodanza
                                               Senior Vice President
                                               and Chief Accounting Officer